LOAN AGREEMENT

Dated as of January 15, 2004

Between

LA CIENEGA ASSOCIATES

as Borrower

and

COLUMN FINANCIAL, INC.,

as Lender

TABLE OF CONTENTS

Page

I II III IV V VI VII VIII IX X	DEFINITIONS; PRINCIPLES OF CONSTRUCTION
Section 1.1 Definitions
Section 1.2 Principles of Construction

GENERAL TERMS
Section 2.1 Loan Commitment; Disbursement to Borrower
Section 2.2 Interest; Loan Payments; Late Payment Charge
Section 2.3 Loan Prepayment
Section 2.4 Defeasance
Section 2.5 Release of Property
Section 2.6 Cash Management

CONDITIONS PRECEDENT
Section 3.1 Conditions Precedent to Closing

REPRESENTATIONS AND WARRANTIES
Section 4.1 Borrower Representations
Section 4.2 Survival of Representations

BORROWER COVENANTS
Section 5.1 Affirmative Covenants
Section 5.2 Negative Covenants

INSURANCE; CASUALTY; CONDEMNATION; RESTORATION
Section 6.1 Insurance
Section 6.2 Casualty
Section 6.3 Condemnation
Section 6.4 Restoration

ESCROW AND RESERVE FUNDS
Section 7.1 Intentionally Omitted
Section 7.2 Tax and Insurance Escrow Fund
Section 7.3 Capital Improvement Reserve
Section 7.4 Leasing Reserve
Section 7.5 Intentionally Omitted
Section 7.6 Ground Rent Funds
Section 7.7 Pledge and Security Interest; Additional Provisions
Section 7.8 Letter of Credit

DEFAULTS
Section 8.1 Event of Default
Section 8.2 Remedies
Section 8.3 Remedies Cumulative; Waivers

SPECIAL PROVISIONS
Section 9.1 Intentionally Omitted
Section 9.2 Intentionally Omitted
Section 9.3 Intentionally Omitted
Section 9.4 Exculpation
Section 9.5 Termination of Manager
Section 9.6 Servicer

MISCELLANEOUS
Section 10.1 Survival
Section 10.2 Lender's Discretion
Section 10.3 Governing Law
Section 10.4 Modification, Waiver in Writing
Section 10.5 Delay Not a Waiver
Section 10.6 Notices
Section 10.7 Trial by Jury
Section 10.8 Headings
Section 10.9 Severability
Section 10.10 Preferences
Section 10.11 Waiver of Notice
Section 10.12 Intentionally Omitted
Section 10.13 Expenses; Indemnity
Section 10.14 Schedules Incorporated
Section 10.15 Offsets, Counterclaims and Defenses
Section 10.16 No Joint Venture or Partnership; No Third Party Beneficiaries
Section 10.17 Publicity
Section 10.18 Waiver of Marshalling of Assets
Section 10.19 Waiver of Counterclaim
Section 10.20 Conflict; Construction of Documents; Reliance
Section 10.21 Brokers and Financial Advisors
Section 10.22 Prior Agreements
Section 10.23 Lender Representations
Section 10.24 Counterparts	1 22 22 23 26 26 29 30 31 34 46 46 55 61 65 65 65 69 69 70 71 72 72 72 73 74 77 78 78 78 78 78 80 80 80 81 81 82 82 83 83 84 84 84 84 84 84 85 86 86 86 86 87 87 87 87 87 88

SCHEDULE I	MONTHLY AMORTIZATION PAYMENT SCHEDULE
SCHEDULE II	INTENTIONALLY OMITTED
SCHEDULE III(a)	ORGANIZATION CHART OF BORROWER AS OF THE CLOSING DATE
SCHEDULE III(b)	ORGANIZATIONAL CHART OF BORROWER AFTER CONVERSION
SCHEDULE IV	MAJOR LEASES
SCHEDULE V	REQUIRED REPAIRS

LOAN AGREEMENT

        THIS LOAN AGREEMENT, dated as of January 15, 2004 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between LA CIENEGA ASSOCIATES, a California general partnership, having an address at c/o The Taubman Company, 200 East Long Lake Road, Bloomfield Hills, Michigan 48304 (“Borrower”), and COLUMN FINANCIAL, INC., a Delaware corporation, having an address at 11 Madison Avenue, New York, New York 10010 (“Lender”).

W I T N E S S E T H:

        WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and

        WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

        NOW, THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

I. DEFINITIONS; PRINCIPLES OF CONSTRUCTION

        Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

        “Access Laws” shall have the meaning set forth in Section 5.1.22 hereof.

        “Accounts” shall have the meaning set forth in the Cash Management Agreement.

        “Additional Insolvency Opinion” shall have the meaning set forth in Section 4.1.30(b) hereof.

        “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person. For the purposes of this definition, “control” when used with respect to any specified Person means the possession, directly or indirectly, of the power to direct the management and policies of the business and affairs of such Person in question by reason of the ownership of beneficial interests, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

        “Agent” shall mean Comerica Bank, a Michigan banking corporation or any successor Eligible Institution acting as Agent under the Cash Management Agreement, including, without limitation, Servicer.

        “Agreement” shall mean this Loan Agreement, as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time.

        “ALTA” shall mean American Land Title Association, or any successor thereto.

        “Annual Budget” shall mean the operating budget for the Property prepared by Borrower for the applicable Fiscal Year or other period setting forth, in reasonable detail, Borrower’s good faith estimates of the anticipated results of operations of the Property, including revenues from all sources, all operating expenses, Management Fees and Capital Expenditures, as the same may be amended from time to time as reasonably determined by Borrower for the proper management and operation of the Property.

        “Approved Bank” shall mean (a) a bank or other financial institution which has the Required Rating, (b) if a Securitization has not occurred, a bank or other financial institution acceptable to Lender or (c) if a Securitization has occurred, a bank or other financial institution which the Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the then current ratings assigned in connection with such Securitization.

        “Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee, assigning to Lender all of Borrower’s interest in and to the Leases and Rents as security for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

        “Assignment of Management Agreement” shall mean that certain Assignment of Management Agreement and Subordination of Management Fees dated the date hereof among Lender, Borrower and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

        “Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.

        “Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the bankruptcy code or any other federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the bankruptcy code or any other federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the bankruptcy code or any other federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of the Property; or (e) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

        “Basic Carrying Costs” shall mean the sum of the following costs associated with the Property for the relevant Fiscal Year or payment period: (a) Taxes, (b) Insurance Premiums and (c) Other Charges.

        “Beverly Associates I” shall mean Beverly Associates L.P. 1, a Delaware limited partnership, together with its permitted successors and assigns.

        “Beverly Partners I” shall mean Beverly Partners 1, Inc., a Delaware corporation, together with its permitted successors and assigns.

        “BLC #1” shall mean BLC #1, a California limited partnership, together with its permitted successors and assigns.

        “Borrower” shall mean La Cienega Associates, a California general partnership, together with its permitted successors and assigns.

        “Borrower Partners” shall have the meaning set forth in Section 9.4 hereof.

        “Borrower’s Certification” shall mean the certificate of Borrower delivered to Lender on the Closing Date.

        “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks are not open for business in (i) New York, (ii) the state where the corporate trust office of the trustee under the Mortgage is located, (iii) the state in which Lender’s Servicer is located, or (iv) the state in which the Person holding the Lockbox Account is located.

        “Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

        “Capital Improvement Reserve Account” shall have the meaning set forth in Section 7.3.1 hereof.

        “Capital Improvement Reserve Fund” shall have the meaning set forth in Section 7.3.1 hereof.

        “Capital Improvement Reserve Monthly Deposit” shall have the meaning set forth in Section 7.3.1 hereof.

        “Capital Improvements” shall have the meaning set forth in Section 7.3.1 hereof.

        “Cash” shall mean coin or currency of the United States of America or immediately available federal funds, including such funds delivered by wire transfer.

        “Cash Management Agreement” shall mean that certain Cash Management Agreement by and among Borrower, Manager and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

        “Casualty” shall have the meaning set forth in Section 6.2 hereof.

        “Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(iii) hereof.

        “Casualty Retainage” shall have the meaning set forth in Section 6.4(b)(iv) hereof.

        “Closing Date” shall mean January 15, 2004.

        “Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

        “Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

        “Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

        “control” (and the correlative terms “controlled by” and “controlling”) shall mean the ownership, directly or indirectly, of at least fifty (50%) percent of the Person and primary or co-managing responsibility for material decisions with respect to the operation, management and financing of such Person.

        “Conversion” shall have the meaning set forth in Section 5.1.26 hereof.

        “Cooperation Agreement” shall mean that certain Cooperation Agreement, dated the date hereof, between Borrower, Lender and TRG, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

        “Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums (including the Prepayment Premium, if any) due to Lender in respect of the Loan under the Note, this Agreement, the Mortgage or any other Loan Document.

        “Debt Service” shall mean, with respect to any particular period of time, scheduled principal and interest payments under this Agreement and the Note.

        “Debt Service Coverage Ratio” shall mean a ratio for the applicable period in which:

        (a)        the numerator is the Net Operating Income for the trailing twelve (12) month period immediately prior to the applicable calculation date without deduction for actual management fees incurred in connection with the operation of the Property, less management fees equal to assumed management fees of three percent (3%) of the aggregate amount of all minimum rents, specialty rents and percentage rents for any anchor tenants and all “in line” space tenants; and

        (b)        the denominator is an amount equal to the actual Debt Service due for the applicable period.

        “Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

        “Default Rate” shall mean, with respect to each of Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6, Note A-7, Note A-8, Note A-9, Note A-10, Note A-11, Note A-12, Note A-13, Note A-14, Note A-15, Note A-16, Note B-1, Note B-2 and Note C, a rate per annum equal to the lesser of (a) the Maximum Legal Rate and (b) four percent (4%) above the Interest Rate for Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6, Note A-7, Note A-8, Note A-9, Note A-10, Note A-11, Note A-12, Note A-13, Note A-14, Note A-15, Note A-16, Note B-1, Note B-2 and Note C, as applicable.

        “Defeasance Date” shall have the meaning set forth in Section 2.4.1(a)(i) hereof.

        “Defeasance Collateral” shall have the meaning set forth in Section 2.4.1(a) hereof.

        “Defeasance Deposit” shall mean that amount of the outstanding principal amount of the Loan, plus any costs and expenses incurred or to be incurred in the purchase of U.S. Obligations necessary to meet the Scheduled Defeasance Payments and any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Note, or otherwise required to accomplish the agreements of Sections 2.4 and 2.5 hereof.

        “Defeasance Event” shall have the meaning set forth in Section 2.4.1(a) hereof.

        “Disclosure Document” shall mean a prospectus, prospectus supplement, private placement memorandum, offering memorandum, offering circular, term sheet, road show presentation materials or other offering documents or marketing materials, in each case in preliminary or final form, used to offer Securities in connection with a Securitization.

        “DSCR Event” shall mean that the Debt Service Coverage Ratio, calculated as set forth herein, shall be less than 1.30:1.0, provided, however, for the purposes of this definition, “Debt Service Coverage Ratio” shall be tested as of the end of each calendar quarter.

        “Eligible Account” shall mean an identifiable account which is separate from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. § 9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

        “Eligible Institution” shall mean a federal or state chartered depository institution or trust company insured by the Federal Deposit Insurance Corporation the short-term unsecured debt obligations of which are rated by the Rating Agencies at least A-1+ by S&P, F-1+ by Fitch and P-1 by Moody’s in the case of accounts in which funds are held for 30 days or less (or, in the case of accounts in which funds are held for more than 30 days, the long term unsecured debt obligations of which are rated at least “AA” by S&P, “AA” by Fitch or “Aa2” by Moody’s), or such other financial institution with respect to which the Rating Agencies shall have confirmed in writing that the then current rating assigned in any Securitization will not be qualified, downgraded or withdrawn by reason thereof.

        “Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement executed by Borrower and Indemnitor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

        “Equipment” shall have the meaning set forth in the Mortgage.

        “ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

        “Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

        “Exchange Act Filing” shall have the meaning set forth in Section 5.1.11(h)(i) hereof.

        “Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

      “Fitch” shall mean Fitch Inc.

        “GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

        “Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

        “Gross Rent Percentage” shall have the meaning set forth in Section 6.4(b)(i)(C) hereof.

        “Ground Lease” shall mean that certain Ground Lease, dated May 31, 1977, between Dorothy L. Hay and Beverly Hay Laverty, as ground lessor and Borrower as ground lessee, of which a certain Memorandum of Lease was recorded in the Recorder’s Office of Los Angeles County, State of California on April 2, 1979, as Instrument No. 79-356393 as the same has been and may be modified or amended from time to time.

        “Ground Rent” shall mean any rent, additional rent or other charge payable by the tenant under the Ground Lease.

        “Ground Rent Account” shall have the meaning set forth in Section 7.5.1.

        “Ground Rent Funds” shall have the meaning set forth in Section 7.5.1.

        “Improvements” shall have the meaning set forth in the granting clause of the Mortgage.

        “Increased Costs” shall have the meaning set forth in Section 2.2.4 hereof.

        “Indebtedness” of a Person, at a particular date, means the sum (without duplication) at such date of (a) indebtedness or liability of such Person for borrowed money; (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations) and for equipment or other property leased; (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed.

        “Indemnitor” shall mean TRG, together with its successors and permitted assigns. Any subsequent indemnitor which relieves TRG of its liabilities under the Indemnity Agreement in accordance with the terms hereof shall also be deemed a “Indemnitor”.

        “Indemnity Agreement” shall mean that certain Indemnity Agreement dated the date hereof executed and delivered to Lender by Indemnitor.

        “Independent Director” and “Independent Manager” means a Person who is not and will not be while serving and for the prior five (5) years has not been (i) a member, partner, manager (other than an “Independent Manager” of the applicable Person), employee, attorney, or counsel of Borrower or its Affiliates, (ii) a creditor, customer, supplier or other Person who derives any of its purchases or revenues from its activities with Borrower or its Affiliates (other than revenues received for serving as an Independent Director or Independent Manager or corporate services), or (iii) a member of the immediate family of any member, partner, manager, employee, attorney, customer, supplier or other Person referred to above or (iv) a Person controlling or under the common control of anyone listed in (i) - (iii). For purposes of this paragraph only, “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person. For the purposes of this definition only, an Affiliate of a Person includes, without limitation, (i) any officer or director of such Person, and (ii) any record or beneficial owner of more than 10% of any class of ownership interests of such Person. For purposes of this definition only, “control” of any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of ownership interest, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. A Person that otherwise satisfies the foregoing shall not be disqualified from serving as an Independent Manager or an Independent Director, as the case may be, solely because such individual is at the time of initial appointment, or at any time while serving as an Independent Manager or an Independent Director, as the case may be, an Independent Director, Independent Manager of a “Special Purpose Entity” affiliated with Borrower or an Affiliate of Borrower provided that such Person is provided by a nationally recognized company that provides professional independent directors or independent managers and corporate services.

        “Insolvency Opinion” shall mean that certain opinion letter dated the date hereof delivered by Miro Weiner & Kramer in connection with the Loan.

        “Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.

        “Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

        “Interest Period” shall mean, with respect to any Payment Date, the period commencing on the eleventh (11th) day of the preceding calendar month and terminating on and including the tenth (10th) day of the calendar month in which such Payment Date occurs; provided, however, that no Interest Period shall end later than the Maturity Date (other than for purposes of calculating interest at the Default Rate), and the initial Interest Period shall begin on and include the Closing Date and shall end on and include the immediately following tenth (10th) day of the calendar month.

        “Interest Rate” shall mean with respect to:

Note A-1:	a rate of 5.0468% per annum
Note A-2:	a rate of 5.0468% per annum
Note A-3:	a rate of 5.0468% per annum
Note A-4:	a rate of 5.0468% per annum
Note A-5:	a rate of 5.0468% per annum
Note A-6:	a rate of 5.0468% per annum
Note A-7:	a rate of 5.0468% per annum
Note A-8:	a rate of 5.0468% per annum
Note A-9:	a rate of 5.0468% per annum
Note A-10:	a rate of 5.0468% per annum
Note A-11:	a rate of 5.0468% per annum
Note A-12:	a rate of 5.0468% per annum
Note A-13:	a rate of 5.0468% per annum
Note A-14:	a rate of 5.0468% per annum
Note A-15:	a rate of 5.0468% per annum
Note A-16:	a rate of 5.0468% per annum
Note B-1:	a rate of 6.3785% per annum
Note B-2:	a rate of 6.3785% per annum
Note C:	a rate of 6.9785% per annum

        “Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property, and every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto; provided, however, for purposes hereof the term “Lease” shall not include any License Agreement.

        “Leasing Reserve Account” shall have the meaning set forth in Section 7.4.1 hereof.

        “Leasing Reserve Fund” shall have the meaning set forth in Section 7.4.1 hereof.

        “Leasing Reserve Monthly Deposit” shall have the meaning set forth in Section 7.4.1 hereof.

        “Legal Requirements” shall mean, with respect to Borrower and the Property, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Borrower or the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto.

        “Lender” shall mean Column Financial, Inc., together with its successors and assigns.

        “Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit having an initial term of not less than one (1) year, in favor of Lender and entitling Lender to draw thereon in New York, New York, based solely on a statement that Lender has the right to draw thereon executed by an officer or authorized signatory of Lender. A Letter of Credit must be issued by an Approved Bank. If at any time (a) the institution issuing any such Letter of Credit shall cease to be an Approved Bank or (b) if the Letter of Credit is due to expire prior to the completion of the work for which the Letter of Credit was delivered or termination of the event or events which gave rise to the requirement that Borrower deliver the Letter of Credit to Lender, Lender shall have the right to draw down the same in full and hold the proceeds thereof in accordance with the provisions of this Agreement, unless Borrower shall deliver a replacement Letter of Credit from an Approved Bank within (i) as to (a) above, twenty (20) days after Lender delivers written notice to Borrower that the institution issuing the Letter of Credit has ceased to be an Approved Bank or (ii) as to (b) above, within twenty (20) days prior to the expiration date of said Letter of Credit.

        “License Agreement” shall mean any license or occupancy agreement granted by Borrower to an operator of a cart, kiosk or similar merchandising facilities located in the common areas of the Property or a tenant of in-line space for a term of one (1) year or less.

        “Licenses” shall have the meaning set forth in Section 4.1.22 hereof.

        “Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance or charge on the Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

        “Loan” shall mean the loan in the amount of $347,500,000.00 made by Lender to Borrower pursuant to this Agreement.

        “Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, Assignment of Leases, the Borrower’s Certification, the Environmental Indemnity, the Indemnity Agreement, the SPE Indemnity Agreement, the Cooperation Agreement, the Assignment of Management Agreement, the Cash Management Agreement and all other documents executed and/or delivered in connection with the Loan.

        “Lockbox Account” shall mean the account specified in the Cash Management Agreement for deposit of Rents and other receipts from the Property as provided in the Cash Management Agreement.

        “Lockbox Event” shall mean the occurrence of either of the following events: (a) an Event of Default or (b) a DSCR Event.

        “Lockbox Event Period” shall have the meaning set forth in Section 2.6.1(c).

        “Lockbox Termination Event” shall mean, in the case of a Lockbox Event due to the occurrence of (a) an Event of Default that (i) such Event of Default is not an Event of Default which is based upon the failure of Borrower to pay the Monthly Debt Service Payment Amount to Lender, (ii) Borrower promptly cures such Event of Default, and (iii) no other Event of Default has occurred either previously or simultaneously therewith and is then continuing, and (b) a DSCR Event that the Debt Service Coverage Ratio shall have increased to an amount equal to not less than 1.30:1 as of the end of two (2) consecutive quarters.

        “Lockout Release Date” shall mean the Payment Date occurring three (3) months prior to the Maturity Date.

        “Major Lease” shall mean, collectively, the Leases for the tenants identified on Schedule IV hereto.

        “Management Agreement” shall mean the management agreement, dated as of January 8, 1982, pursuant to which the Manager is to provide management and other services with respect to the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof or, if the context requires a replacement Management Agreement.

        “Management Fee” shall mean an amount equal to the management fee payable to the Manager pursuant to the terms of the Management Agreement for base management services.

        “Manager” shall mean The Taubman Company, LLC, a Delaware limited liability company.

        “Maturity Date” shall mean the Payment Date occurring in February, 2014, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

        “Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

        “Monthly Amortization Payment Amount” shall mean, for each Payment Date, a constant monthly payment of principal and interest as shown on the Monthly Amortization Payment Schedule attached hereto as Schedule I.

        “Monthly Debt Service Payment Amount” shall mean (a) commencing on the Payment Date occurring in March, 2004 and on each Payment Date thereafter through and including the Payment Date occurring in February, 2006, the Monthly Interest Only Payment Amount and (b) commencing on the Payment Date occurring in March, 2006 and on each Payment Date thereafter, the Monthly Amortization Payment Amount.

        “Monthly Interest Only Payment Amount” shall mean, for each Payment Date, a monthly payment of interest equal to (a) $1,426,661.25 if the applicable interest period contains 28 days, (b) $1,477,613.44 if the applicable interest period contains 29 days, (c) $1,528,565.63 if the applicable interest period contains 30 days, or (d) $1,579,517.81 if the applicable interest period contains 31 days, as such payments may be adjusted pursuant to Section 2.3.3 hereof.

        “Moody’s” shall mean Moody’s Investors Service, Inc.

        “Mortgage” shall mean that certain first priority Leasehold Deed of Trust, Assignment of Leases and Rents, Fixture Filing and Security Agreement, dated the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

        “Net Operating Income” shall mean, for any period, the amount indicated as “income before interest, depreciation and amortization” (or its financial equivalent) on the financial statements required to be delivered by Borrower pursuant to Section 5.1.11 hereof.

        “Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

        “Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi) hereof.

        “Note” shall mean, collectively, Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6, Note A-7, Note A-8, Note A-9, Note A-10, Note A-11, Note A-12, Note A-13, Note A-14, Note A-15, Note A-16, Note B-1, Note B-2 and Note C, as any of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

        “Note A-1” shall mean that certain Promissory Note A-1 of even date herewith, in the principal amount of Fifty Million and 00/100 Dollars ($50,000,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced or otherwise modified from time to time.

        “Note A-2” shall mean that certain Promissory Note A-2 of even date herewith, in the principal amount of Fifty Million and 00/100 Dollars ($50,000,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced or otherwise modified from time to time.

        “Note A-3” shall mean that certain Promissory Note A-3 of even date herewith, in the principal amount of Fifty Million and 00/100 Dollars ($50,000,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced or otherwise modified from time to time.

        “Note A-4” shall mean that certain Promissory Note A-4 of even date herewith, in the principal amount of Fifty Million and 00/100 Dollars ($50,000,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced or otherwise modified from time to time.

        “Note A-5” shall mean that certain Promissory Note A-5 of even date herewith, in the principal amount of Thirty-Six Million Five Hundred Thousand and 00/100 Dollars ($36,500,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced or otherwise modified from time to time.

        “Note A-6” shall mean that certain Promissory Note A-6 of even date herewith, in the principal amount of Twenty Million and 00/100 Dollars ($20,000,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced or otherwise modified from time to time.

        “Note A-7” shall mean that certain Promissory Note A-7 of even date herewith, in the principal amount of Ten Million and 00/100 Dollars ($10,000,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced or otherwise modified from time to time.

        “Note A-8” shall mean that certain Promissory Note A-8 of even date herewith, in the principal amount of Ten Million and 00/100 Dollars ($10,000,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced or otherwise modified from time to time.

        “Note A-9” shall mean that certain Promissory Note A-9 of even date herewith, in the principal amount of Five Million and 00/100 Dollars ($5,000,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced or otherwise modified from time to time.

        “Note A-10” shall mean that certain Promissory Note A-10 of even date herewith, in the principal amount of Five Million and 00/100 Dollars ($5,000,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced or otherwise modified from time to time.

        “Note A-11” shall mean that certain Promissory Note A-11 of even date herewith, in the principal amount of Five Million and 00/100 Dollars ($5,000,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced or otherwise modified from time to time.

        “Note A-12” shall mean that certain Promissory Note A-12 of even date herewith, in the principal amount of One Million and 00/100 Dollars ($1,000,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced or otherwise modified from time to time.

        “Note A-13” shall mean that certain Promissory Note A-13 of even date herewith, in the principal amount of One Million and 00/100 Dollars ($1,000,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced or otherwise modified from time to time.

        “Note A-14” shall mean that certain Promissory Note A-14 of even date herewith, in the principal amount of One Million and 00/100 Dollars ($1,000,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced or otherwise modified from time to time.

        “Note A-15” shall mean that certain Promissory Note A-15 of even date herewith, in the principal amount of One Million and 00/100 Dollars ($1,000,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced or otherwise modified from time to time.

        “Note A-16” shall mean that certain Promissory Note A-16 of even date herewith, in the principal amount of One Million and 00/100 Dollars ($1,000,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced or otherwise modified from time to time.

        “Note B-1” shall mean that certain Promissory Note B-1 of even date herewith, in the principal amount of Twenty-Five Million and 00/100 Dollars ($25,000,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced or otherwise modified from time to time.

        “Note B-2” shall mean that certain Promissory Note B-2 of even date herewith, in the principal amount of Five Million and 00/100 Dollars ($5,000,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced or otherwise modified from time to time.

        “Note C” shall mean that certain Promissory Note C of even date herewith, in the principal amount of Twenty-One Million and 00/100 Dollars ($21,000,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced or otherwise modified from time to time.

        “Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized signatory of TRG or the Permitted Owner.

        “Other Charges” shall mean impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof, other than those required to be paid by a tenant pursuant to its respective Lease.

        “Other Taxes” has the meaning set forth in Section 2.2.4 hereof.

        “Payment Date” shall mean the eleventh (11th) day of each calendar month (or, if such day is not a Business Day, the first Business Day immediately preceding such date).

        “Permitted Encumbrances” shall mean, collectively, (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent and (d) such Liens as Lender has approved or may approve in writing in Lender’s sole discretion or which in the aggregate do not materially adversely affect the value, operation or use of the Property or Borrower’s ability to repay the Loan.

        “Permitted Investments” shall have the meaning set forth in the Cash Management Agreement.

        “Permitted Owner” shall mean any Person that satisfies one of the following criteria (it being agreed that a Person shall satisfy such criteria if it is controlled by (which, wherever it is used in this definition, shall mean the responsibility, either alone or with another, to make or veto all material decisions with respect to the operation, management, financing and disposition of the Property, which will not be negated by the fact that the responsibility for day-to-day operating, management and leasing functions may be handled by a property manager pursuant to an agreement in writing), and 50% or more of the direct and/or indirect ownership interests of such Person are owned by, one or more Persons that satisfy such criteria):

        (a)     a pension fund, pension trust or pension account that immediately prior to such transfer (i) has either total real estate assets of at least $1,000,000,000 or total assets of at least $10,000,000,000 or (ii) is advised by a Person whose asset management portfolio includes at least $1,000,000,000 of Real Estate Equity Assets;

        (b)     a pension fund advisor who immediately prior to such transfer (i) has an asset management portfolio that includes at least $1,000,000,000 in Real Estate Equity Assets and (ii) is acting on behalf of one or more pension funds that, in the aggregate, satisfy the requirements of clause (a) of this definition;

        (c)     an insurance company which is subject to supervision by the insurance commissioner, or a similar official or agency, of a state or territory of the United States (including the District of Columbia) (i) with a net worth as of the date of such transfer, of at least $1,000,000,000 and (ii) who, immediately prior to such transfer, either (A) has a portfolio of Real Estate Equity Assets of at least $1,000,000,000, (B) controls Real Estate Equity Assets of at least $1,000,000,000 or (C) is advised with respect to its real estate assets by a Person whose asset management portfolio includes at least $1,000,000,000 of Real Estate Equity Assets;

        (d)     a corporation organized under the banking laws of the United States or any state or territory of the United States (including the District of Columbia) with a combined capital surplus of at least $1,000,000,000 and who, immediately prior to such transfer, either (i) has a portfolio of Real Estate Equity Assets of at least $1,000,000,000, (ii) controls Real Estate Equity Assets of at least $1,000,000,000, or (iii) is advised with respect to its real estate assets by a Person whose asset management portfolio includes at least $1,000,000,000 of Real Estate Equity Assets;

        (e)     a Person (i) with a long-term unsecured debt rating from each of the Rating Agencies of at least “investment grade” or (ii) who (with its Affiliates) either controls, operates or owns (directly or indirectly, at least twenty-five percent (25%)) at least twelve (12) regional or super-regional malls totaling at least 6,000,000 square feet of gross leasable area (exclusive of the Property), has with its Affiliates a net worth as of a date immediately prior to the date of such transfer, of at least $500,000,000 and, prior to such transfer, controls with its Affiliates Real Estate Equity Assets of at least $1,000,000,000; or

        (f)     any other Person, prior to a Securitization, approved by Lender (such approval not to be unreasonably withheld) and, after a Securitization, regarding which Lender has received confirmation from the Rating Agencies that such transfer shall not, in and of itself, result in a downgrade, qualification or withdrawal of the then-current ratings assigned to the Securities.

        “Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

        “Personal Property” shall have the meaning set forth in the granting clause of the Mortgage.

        “Physical Conditions Report” shall mean a report delivered in connection with the origination of the Loan prepared by a company satisfactory to Lender regarding the physical condition of the Property, satisfactory in form and substance to Lender in its sole discretion.

        “Policies” shall have the meaning specified in Section 6.1(b) hereof.

        “Prepayment Premium” shall mean an amount equal to the greater of (a) two percent (2%) of the outstanding principal amount of the Loan to be prepaid or satisfied, as applicable, or (b) the Yield Maintenance Premium that would be required if a Defeasance Event had occurred in an amount equal to the outstanding principal amount of the Loan to be satisfied or prepaid, as applicable.

        “Property” shall mean the leasehold interest, the Improvements thereon and all personal property owned by Borrower and encumbered by the Mortgage, together with all of Borrower’s rights pertaining to such property and Improvements, as more particularly described in the Granting Clauses of the Mortgage and referred to therein as the “Property”.

        “Qualifying Manager” shall mean a reputable and experienced management organization possessing experience in managing properties similar in size, scope and value as the Property, and provided that (a) prior to a Securitization, Borrower shall have obtained the prior written consent of Lender for such entity, which consent shall not be unreasonably withheld or delayed and (b) after a Securitization, Borrower shall have obtained prior written confirmation from the Rating Agency that management of the Property by such Person will not, in and of itself, cause a downgrade, withdrawal or qualification of the then current rating of the Securities issued pursuant to the Securitization.

        “Rating Agencies” shall mean (a) prior to a Securitization, each of S&P, Fitch and Moody’s or any other nationally recognized statistical rating agency which has been approved by Lender and (b) after a Securitization has occurred, each such Rating Agency which has rated the Securities in the Securitization.

        “Real Estate Equity Assets” shall mean, with respect to the applicable Person, the aggregate value as reasonably determined by Lender or the Rating Agencies, as applicable, of the real property and improvements and personalty located thereon that are owned, in whole or in part (but, directly or indirectly, not less than twenty-five percent (25%)), by such Person, without deduction for any debt secured by such real property, improvements or personalty.

        “Related Party” shall have the meaning set forth in Section 4.1.38(e) hereof.

        “Release Date” shall mean the date that is the earlier of (a) two (2) years from the “startup day” within the meaning of Section 860G(a)(9) of the Code of the last REMIC Trust that holds the Note and (b) three (3) years from the Closing Date.

        “REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note or any portion thereof.

        “Rents” shall mean all rents (including, without limitation, percentage rents), rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower from any and all sources arising from or attributable to the Property, (including, but not limited to each License Agreement) and proceeds, if any, from business interruption or other loss of income insurance.

        “Required Deductible” shall have the meaning set forth in Section 6.1(a)(i) hereof.

        “Required Rating” shall mean a long-term unsecured debt rating of at least “A+” by S&P or “Aa3” by Moody’s or, if a Securitization has not occurred, such other rating that is reasonably acceptable to Lender or, if a Securitization shall have occurred, such other rating that the Rating Agencies shall have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the then current ratings assigned in connection with such Securitization.

        “Required Terrorism Deductible” shall have the meaning set forth in Section 6.1(a)(x) hereof.

        “Reserve Funds” shall mean, collectively, the Ground Rent Funds, the Tax and Insurance Escrow Fund, the Capital Improvement Reserve Fund, the Leasing Reserve Fund and any other escrow fund established by the Loan Documents.

        “Restoration” shall have the meaning set forth in Section 6.2 hereof.

        “Restricted Termination” shall have the meaning set forth in Section 5.1.20 hereof.

        “S&P” shall mean Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies.

        “Scheduled Defeasance Payments” shall have the meaning set forth in Section 2.4.1(b) hereof.

        “Securities” shall have the meaning set forth in the Cooperation Agreement.

        “Securitization” shall have the meaning set forth in the Cooperation Agreement.

        “Security Agreement” shall have the meaning set forth in Section 2.4.1(a)(v) hereof.

        “Servicer” shall have the meaning set forth in Section 9.6 hereof.

        “Servicing Agreement” shall have the meaning set forth in Section 9.6 hereof.

        “Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.

        “SPE Entity” shall mean each Person other than Borrower which is required by this Agreement to be, as long as the Loan is outstanding, a Special Purpose Entity.

        “SPE Indemnity Agreement” shall mean that certain SPE Indemnity Agreement, dated the date hereof executed and delivered to Lender by Indemnitor.

        "Special Purpose Entity" shall mean a corporation, partnership or limited liability company which at all times on and after the date hereof:

        (a)     is organized solely for the purpose of (i) acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Property, entering into this Agreement with the Lender, refinancing the Property in connection with a permitted repayment or defeasance of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing, or (ii) acting as a general partner of Borrower;

        (b)     is not engaged and will not engage in any business unrelated to (i) the purposes set forth in (a) above, or (ii) acting as a general partner of Borrower;

        (c)     does not have and will not have any assets other than those related to the Property or its interest in Borrower, as the case may be;

        (d)     has not engaged, sought or consented to and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, sale of all or substantially all of its assets (except as otherwise permitted herein or unless there has been a defeasance of the Loan);

        (e)     the organizational documents of each Special Purpose Entity shall contain such restrictions on transfers of interests therein consistent with this Agreement;

        (f)     the organizational documents of each Special Purpose Entity shall contain restrictions on the modification and amendment of such organizational documents comparable to those contained in the organizational documents of Borrower on the date hereof;

        (g)     if such entity is a general partnership, each general partner is a Special Purpose Entity;

        (h)     if any such entity is a limited partnership, it has at least one general partner, which is a Special Purpose Entity;

        (i)     if any such entity is a corporation, it has at least two Independent Directors, and it has not caused or allowed and will not cause or allow the board of directors of such entity to take any action requiring the unanimous affirmative vote of 100% of the members of its board of directors unless both Independent Directors shall have participated in such vote and if such corporation is intended to serve as the Special Purpose Entity of another entity, such corporation owns not less than one-half of one percent (0.5%) percent of the equity of such other entity;

        (j)     if such entity is a limited liability company with more than one member, it has at least one member that is a Special Purpose Entity and that owns at least one percent (1%) of the limited liability company;

        (k)     if such entity is a limited liability company with only one member, is a limited liability company organized in the State of Delaware that has (i) an operating agreement that requires at least two Independent Managers be appointed and does not allow Borrower to take any action resulting in the dissolution, merger, liquidation, consolidation or bankruptcy of Borrower unless two Independent Managers shall have participated in such vote and (ii) an operating agreement that requires at least one springing member that will become the member of such entity upon there being no other member of such entity;

        (l)     if such entity is (i) a limited liability company, has articles of organization, a certificate of formation and/or an operating agreement, as applicable, (ii) a limited partnership, has a limited partnership agreement, or (iii) a corporation, has a certificate of incorporation or articles of incorporation that, in each case, provide that such entity will not: (A) dissolve, merge, liquidate, consolidate; (B) engage in any other business activity, or amend its organizational documents with respect to the matters set forth in this definition; or (C) without the affirmative vote of both Independent Directors or Independent Mangers, as the case may be, and of all other directors or managers of the corporation or other entity as the case may be (that is such entity or the general partner or managing or co-managing member of such entity), file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest;

        (m)     pays its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due, and is maintaining adequate capital in light of its contemplated business operations;

        (n)     will take all reasonable actions to correct any known misunderstanding regarding the separate identity of such entity;

        (o)     has maintained and will maintain its bank accounts, books and records separate from any other Person and will file its own tax returns, except to the extent that it is a corporation or a limited liability company which files or will file consolidated tax returns with another corporation or a wholly-owned subsidiary that files its tax returns with its parent entity;

        (p)     has not commingled and will not commingle its funds or assets with those of any other Person;

        (q)     has maintained and will maintain its own financial statements;

        (r)     has paid and will pay its own liabilities and expenses, including the salaries of its own employees, if any, out of its own funds and assets, and has maintained and will maintain a sufficient number of employees in light of its contemplated business operations or retain a property manager, as applicable;

        (s)     has observed and will observe all partnership, corporate or limited liability company formalities, as applicable;

        (t)     has and will have no Indebtedness other than (i) the Loan, and (ii) such other Indebtedness that are not otherwise prohibited pursuant to this Agreement;

        (u)     has not and will not guarantee or become obligated for the debts of any other Person or hold out its credit or assets as being available for the benefit or to satisfy the obligations of any other Person except as permitted pursuant to this Agreement;

        (v)     has not and will not acquire obligations or securities of its partners, members or shareholders or any other Affiliate;

        (w)     has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including, but not limited to, paying for shared office space and services performed by any employee of an Affiliate;

        (x)     maintains and uses and will maintain and use separate stationery, invoices and checks;

        (y)     has held itself out and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower and not as a division or part of any other Person, except for services rendered by Manager under the Management Agreement, so long as Manager holds itself out as an agent of Borrower;

        (z)     has not made and will not make loans to any Person or hold evidence of indebtedness issued by any other Person or entity that are still outstanding as of the date hereof;

        (aa)     has not entered into or been a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates except those which are commercially reasonable;

        (bb)     has not and will not have any obligation to, and will not, indemnify its partners, officers, directors or members as the case may be, other than an indemnification of the Independent Directors, Independent Managers, or has such an obligation that is fully subordinated to the Debt;

        (cc)     has complied with all of the terms and provisions contained in its organizational documents; the statement of facts, if any, contained in its organizational documents are true and correct;

        (dd)     if such entity is a limited partnership, the limited partnership agreement required the remaining partners to continue the partnership as long as one solvent general partner exists;

        (ee)     if such entity is a limited liability company with only one member, (1) its articles of organization, certificate of formation and/or operating agreement, as applicable, provide that the vote of a “springing member” is sufficient to continue the life of the limited liability company in the event of a termination event; and (2) if the vote of the springing member is not obtained to continue the life of the limited liability company upon a termination event, its articles of organization, certificate of formation and/or operating agreement as applicable, provide that the limited liability company may not liquidate collateral without the consent of Lender, except as otherwise permitted in the Loan Documents; and

        (ff)     if such entity is a corporation, it shall consider the interests of its creditors in connection with all corporate actions.

        “Sponsor Affiliate” shall mean (a) any Person that is directly and/or indirectly 50% or greater owned by and controlled by or under common control with TRG, (b) any general partnership having as the general partner(s) thereof a Person with not less than 50% voting control of the general partnership, which Person is 50% or greater owned by or controlled by or under common control with TRG, (c) any limited partnership having as a general partner(s) thereof a Person with not less than 50% voting control of the limited partnership, which Person is 50% or greater owned by or controlled by or under common control with TRG, (d) any limited liability company having as a managing member(s) thereof a Person with not less than 50% voting control of the limited liability company, which person is 50% or greater owned by or controlled by or under common control with TRG, or (e) any real estate investment trust for which TRG acts as the investment manager or advisor and owns 50% or greater of the beneficial interests thereof (as used herein “control” shall mean the responsibility, either alone or with another, to make or veto all material decisions with respect to the operation, management, financing and disposition of the Property, which will not be negated by the fact that the responsibility for day-to-day operating, management and leasing functions may be handled by a property manager pursuant to an agreement in writing).

        “State” shall mean the State in which the Property or any part thereof is located.

        “Successor Borrower” shall have the meaning set forth in Section 2.4.2 hereof.

        “Survey” shall mean a survey of the Property prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender.

        “Tax and Insurance Account” shall have the meaning set forth in Section 7.2 hereof.

        “Tax and Insurance Escrow Fund” shall have the meaning set forth in Section 7.2 hereof.

        “Taxes” shall mean all real estate and personal property taxes, all assessments and impositions, all water rates and sewer rents and all general and special taxes of every kind and nature, now or hereafter levied or assessed or imposed against the Property or part thereof on a fully assessed basis, other than those Taxes required to be paid by a tenant under a Major Lease directly to a Government Authority pursuant to its respective Lease.

        “Threshold Amount” shall have the meaning set forth in Section 5.1.21 hereof.

        “Title Insurance Policy” shall mean an ALTA mortgagee title insurance policy in the form (acceptable to Lender) (or, if the Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and acceptable to Lender) issued with respect to the Property and insuring the lien of the Mortgage.

        “Transfer” shall have the meaning set forth in Section 5.2.13(b) hereof.

        “TRG” shall mean The Taubman Realty Group Limited Partnership, a Delaware limited partnership.

        “UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the state of formation of Borrower.

        “U.S. Obligations” shall mean obligations or securities not subject to prepayment, call or early redemption which are direct obligations of, or obligations fully guaranteed as to timely payment by, the United States of America or of any agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America, which qualify under § 1.860G-2(a)(8) of the Treasury regulations. All such obligations or securities shall mature or be redeemable, or provide for payments of interest thereon, on or prior to the Business Day preceding the date such amounts are required to be applied under this Agreement or any of the other Loan Documents.

        “Yield Maintenance Premium” shall mean the amount (if any) which, when added to the remaining principal amount of the Note, will be sufficient to purchase U.S. Obligations providing the required Scheduled Defeasance Payments.

        Section 1.2 Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

        II.     GENERAL TERMS

        Section 2.1 Loan Commitment; Disbursement to Borrower.

        2.1.1 The Loan. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

        2.1.2 Disbursement to Borrower. Borrower may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

        2.1.3 The Note, Mortgage and Loan Documents. The Loan shall be evidenced by the Note and secured by the Mortgage, the Assignment of Leases and the other Loan Documents.

        2.1.4 Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) repay the existing mortgage loan encumbering the Property, (b) pay all past-due Basic Carrying Costs, if any, in respect of the Property, (c) pay costs and expenses incurred in connection with the closing of the Loan, and (d) distribute the balance, if any, to Borrower Partners.

        Section 2.2 Interest; Loan Payments; Late Payment Charge.

        2.2.1 Payment of Interest. (a)  Interest on the outstanding principal balance of the Loan shall accrue from the Closing Date to but excluding the Maturity Date at the Interest Rate. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (i) the actual number of days elapsed in the period for which the calculation is being made by (ii) a daily rate based on a three hundred sixty (360) day year by (iii) the outstanding principal balance.

        (b)     On the Closing Date, Borrower shall pay to Lender interest only on the outstanding principal amount of the Loan from the Closing Date up to but not including the first Payment Date following the Closing Date (unless such Closing Date is the eleventh (11th) day of the month, in which case no such interest only payment shall be due).

        2.2.2 Payments before Maturity Date. Borrower shall pay to Lender, on each Payment Date commencing with the Payment Date occurring in March, 2004 through and including the Payment Date occurring in February, 2006, interest accrued on the outstanding principal balance of the Loan for each Interest Period in an amount equal to the Monthly Interest Only Payment Amount and (c) on each Payment Date commencing on the Payment Date occurring in March, 2006 and on each Payment Date thereafter, Borrower shall make a payment to Lender of principal and interest in an amount equal to the Monthly Amortization Payment Amount, which payments shall be applied first to accrued and unpaid interest and the balance to principal in accordance with the Monthly Amortization Payment Schedule attached hereto as Schedule I.

        2.2.3 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement and the Note shall be made to Lender not later than 11:00 a.m., New York City time, on the date when due and shall be made in lawful money of the United States of America by wire transfer in federal or other immediately available funds to an account designated by Lender in writing. Any funds received by Lender after such time shall, for all purposes hereof be deemed to have been paid on the next succeeding Business Day. The Lender shall notify Borrower in writing of any changes in the account to which payments are to be made. All payments made by Borrower hereunder, or by Borrower under the other Loan Documents, shall be made irrespective of, and without any deduction for, any set-offs or counterclaims, provided that any such payment shall not constitute a waiver of any counterclaims.

        2.2.4 Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents.

        2.2.5 Default Interest. Upon the occurrence and during the continuance of an Event of Default, interest on the outstanding principal balance of the Loan and, to the extent permitted by law, overdue interest and other amounts due in respect of the Loan shall accrue at the Default Rate calculated from the date such payment was due without regard to any grace or cure periods contained herein. Interest at the Default Rate shall be computed from the occurrence of the Event of Default until the actual receipt and collection of the Debt (or that portion thereof that is then due). To the extent permitted by applicable law, interest at the Default Rate shall be added to the Debt, shall itself accrue interest at the same rate as the Loan and shall be secured by the Mortgage. This paragraph shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default; and Lender retains its rights under this Note to accelerate and to continue to demand payment of the Debt upon the happening of any Event of Default.

        2.2.6 Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents (other than the outstanding principal amount due and payable on the Maturity Date) is not paid by Borrower on the date on which it is due, Borrower, at Lender’s option, shall pay to Lender upon demand an amount equal to the lesser of three percent (3%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgage and the other Loan Documents to the extent permitted by applicable law.

        2.2.7 Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

        2.2.8 Modification of Notes. Lender shall have the right, at any time prior to a Securitization of Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6, Note A-7, Note A-8, Note A-9, Note A-10, Note A-11, Note A-12, Note A-13, Note A-14, Note A-15, Note A-16, Note B-1, Note B-2 and Note C, to modify the Loan in order to create additional notes, reduce the number of notes, revise the interest rate for Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6, Note A-7, Note A-8, Note A-9, Note A-10, Note A-11, Note A-12, Note A-13, Note A-14, Note A-15, Note A-16, Note B-1, Note B-2 and Note C, reallocate the principal balances of Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6, Note A-7, Note A-8, Note A-9, Note A-10, Note A-11, Note A-12, Note A-13, Note A-14, Note A-15, Note A-16, Note B-1, Note B-2 and Note C, increase or decrease the Monthly Debt Service Payment Amount for each of Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6, Note A-7, Note A-8, Note A-9, Note A-10, Note A-11, Note A-12, Note A-13, Note A-14, Note A-15, Note A-16, Note B-1, Note B-2 and Note C or eliminate the multiple Note structure of the Loan, provided that (a) the total principal balance of Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6, Note A-7, Note A-8, Note A-9, Note A-10, Note A-11, Note A-12, Note A-13, Note A-14, Note A-15, Note A-16, Note B-1, Note B-2 and Note C equals the outstanding principal balance of Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6, Note A-7, Note A-8, Note A-9, Note A-10, Note A-11, Note A-12, Note A-13, Note A-14, Note A-15, Note A-16, Note B-1, Note B-2 and Note C immediately prior to such modification, (b) the weighted average of the Interest Rate of Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6, Note A-7, Note A-8, Note A-9, Note A-10, Note A-11, Note A-12, Note A-13, Note A-14, Note A-15, Note A-16, Note B-1, Note B-2 and Note C (or the Interest Rate for the Loan in connection with elimination of the multiple Note structure) after such modification equals the weighted average of the Interest Rate of Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6, Note A-7, Note A-8, Note A-9, Note A-10, Note A-11, Note A-12, Note A-13, Note A-14, Note A-15, Note A-16, Note B-1, Note B-2 and Note C immediately prior to such modification, (c) the Interest Rate for each of Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6, Note A-7, Note A-8, Note A-9, Note A-10, Note A-11, Note A-12, Note A-13, Note A-14, Note A-15, Note A-16, Note B-1, Note B-2 and Note C shall be a fixed rate, (d) Monthly Debt Service Payment Amount for Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6, Note A-7, Note A-8, Note A-9, Note A-10, Note A-11, Note A-12, Note A-13, Note A-14, Note A-15, Note A-16, Note B-1, Note B-2 and Note C in the aggregate does not increase as a result of such modification and (e) such amendments or modifications, in Borrower’s reasonable judgment, will not either materially decrease Borrower’s rights or materially increase Borrower’s obligations or liabilities hereunder. Lender shall have the right to modify Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6, Note A-7, Note A-8, Note A-9, Note A-10, Note A-11, Note A-12, Note A-13, Note A-14, Note A-15, Note A-16, Note B-1, Note B-2 and Note C in accordance with this Section 2.2.8 upon ten (10) Business Days’ prior written notice to Borrower (and Borrower shall have the right to review the proposed modification during such period) and, provided that such modification shall comply with the terms of this Section 2.2.8, unless Borrower shall have objected thereto it shall become effective as of the end of such ten (10) Business Day period. If requested by Lender, Borrower shall promptly execute an amendment to this Agreement and the Note to evidence such modification. Except as may be required in connection with a Securitization, Lender shall pay all reasonable attorneys’ fees and other costs incurred by Lender or Borrower in connection with Borrower’s complying with requests made by Lender meeting the requirements of this Section 2.2.8.

        Section 2.3 Loan Prepayment.

        2.3.1 Prepayment. Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Maturity Date. Commencing on the Lockout Release Date and thereafter, Borrower may, at its option and upon at least thirty (30) days’ prior written notice to Lender, which notice may be given not more than ninety (90) days prior to the applicable date of prepayment, prepay in whole the Debt without payment of the Yield Maintenance Premium or any other premium or consideration (it being agreed that any such notice shall be revocable until five (5) Business Days prior to the date specified for prepayment in such notice); provided, however, if for any reason the date of such prepayment is not a Payment Date, Borrower shall also pay interest that would have accrued on the Note after the date of such prepayment and be payable on the next Payment Date.

        2.3.2 Prepayments after Default. If following an Event of Default Lender shall accelerate the Debt and Borrower thereafter tenders payment of all or any part of the Debt, or if all or any portion of the Debt is recovered by Lender after such Event of Default (a) if for any reason the date of such payment is not a Payment Date, Borrower shall pay, and such payment shall include, interest that would have accrued on the Note and be payable on the next Payment Date, (b) such payment shall be deemed a voluntary prepayment by Borrower and (c) if such payment is prior to the Lockout Release Date, Borrower shall pay, in addition to the Debt, an amount equal to the Prepayment Premium. Any partial payment under this Section 2.3.2 shall be applied to the payment of interest and/or principal on Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6, Note A-7, Note A-8, Note A-9, Note A-10, Note A-11, Note A-12, Note A-13, Note A-14, Note A-15, Note A-16, Note B-1, Note B-2 or Note C and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender may direct in its sole and absolute discretion.

        2.3.3 Mandatory Prepayments. On the next occurring Payment Date following the date on which Lender actually receives any Net Proceeds, if Lender is not obligated to make such Net Proceeds available to Borrower for Restoration, Borrower shall prepay, or authorize Lender to apply Net Proceeds as a prepayment of, the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Proceeds. Subject to Section 2.3.2 hereof, no Yield Maintenance Premium, Prepayment Premium or any other premium or consideration shall be due in connection with any prepayment made pursuant to this Section 2.3.3. Any partial prepayment under this Section 2.3.3 shall be applied to either Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6, Note A-7, Note A-8, Note A-9, Note A-10, Note A-11, Note A-12, Note A-13, Note A-14, Note A-15, Note A-16, Note B-1, Note B-2 or Note C, as Lender elects in its sole and absolute discretion.

        Section 2.4 Defeasance.

        2.4.1 Voluntary Defeasance of the Loan. (a)  Provided that no Event of Default has occurred and is then continuing, at any time after the Release Date and prior to the Lockout Release Date, Borrower may voluntarily defease (hereinafter, a “Defeasance Event”) all (but not part) of the Loan by providing Lender with U.S. Obligations that produce payments which replicate the Scheduled Defeasance Payments (“Defeasance Collateral”). A Defeasance Event by Borrower shall be subject to the satisfaction of the following conditions precedent:

                (i)     Borrower shall provide not less than thirty (30) days prior written notice to Lender specifying a Payment Date or such other date on which the Defeasance Event is to occur (the “Defeasance Date”), which notice shall be revocable until five (5) Business Days prior to the date of the Defeasance Event specified in such notice;

                (ii)     Borrower shall pay to Lender all accrued and unpaid interest on the principal balance of the Note to but not including the Defeasance Date;

                (iii)     Borrower shall pay to Lender all other sums, not including scheduled interest or principal payments, then due under the Note, this Agreement, the Mortgage, and the other Loan Documents;

                (iv)     Borrower shall pay to Lender the required Defeasance Deposit applicable to the Defeasance Event or, alternatively, at Borrower’s option, Borrower shall deliver to Lender U.S. Obligations which provide for Scheduled Defeasance Payments;

                (v)     Borrower shall execute and deliver a security agreement (the “Security Agreement”), in form and substance which would be satisfactory to a lender acting reasonably, creating a first priority lien on the U.S. Obligations delivered to Lender or purchased with the Defeasance Deposit in accordance with this provision of this Section 2.4;

                (vi)     Borrower shall deliver an opinion of counsel for Borrower in form which would be satisfactory to a lender acting reasonably opining, among other things, that (A) Borrower has legally and validly transferred and assigned the U.S. Obligations and all obligations, rights and duties under and to the Note to the Successor Borrower, (B) Lender has a perfected first priority security interest in the Defeasance Deposit and the U.S. Obligations delivered by Borrower, and (C) any REMIC Trust formed pursuant to a Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of such Defeasance Event; provided, however, this condition in clause (C) shall not apply with respect to any REMIC Trust referred to in clause (C) above unless Lender shall have deposited the Loan into such REMIC Trust (whether or not part of a Securitization) within one (1) year after the Closing Date;

                (vii)     Borrower shall deliver evidence in writing from the applicable Rating Agencies to the effect that such defeasance will not, in and of itself, result in a downgrade, withdrawal or qualification of the respective ratings in effect immediately prior to such Defeasance Event for the Securities issued in connection with the Securitization which are then outstanding. If required by the applicable Rating Agencies, Borrower shall also deliver or cause to be delivered to Lender and the applicable Rating Agencies a non-consolidation opinion with respect to the Successor Borrower in form and substance satisfactory to Lender and the applicable Rating Agencies;

                (viii)     Borrower shall deliver an Officers’ Certificate certifying that the requirements set forth in this Section 2.4.1(a) have been satisfied;

                (ix)     Borrower shall deliver a certificate of Borrower’s independent certified public accountant certifying that the U.S. Obligations purchased with the Defeasance Deposit generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;

                (x)     Borrower shall deliver such other certificates, documents or instruments as Lender may reasonably request in connection with the Defeasance Event; and

                (xi)     Borrower shall pay all reasonable costs and expenses of Lender (such costs and expenses shall not include any Lender or Servicer fees) and the costs and expenses of the Rating Agencies incurred in connection with the Defeasance Event, including, without limitation, any costs and expenses associated with a release of the Lien of the Mortgage, as provided in Section 2.4 hereof and any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Note, or otherwise required to accomplish the agreements of Sections 2.4 and 2.5 hereof, as well as reasonable attorneys’ fees and expenses.

        (b)     In connection with a Defeasance Event, unless Borrower shall have delivered the U.S. Obligations to Lender in accordance with clause (iv) above, Borrower hereby appoints Lender as its agent and attorney-in-fact for the purpose of using the Defeasance Deposit to purchase U.S. Obligations in Borrower’s name which provide payments on or prior to, but as close as reasonably possible to, all successive Payment Dates after the Defeasance Date upon which interest and principal payments are required under this Agreement and the Note and in amounts equal to the Monthly Debt Service Payment Amount due on such dates under this Agreement and the Note, and assuming such Note is repaid in full on the Payment Date occurring three months prior to the Maturity Date (the “Scheduled Defeasance Payments”). Borrower, pursuant to the Security Agreement or other appropriate document, shall authorize and direct that the payments received from the U.S. Obligations may be made directly to the account designated for such purpose by Lender and applied to satisfy the obligations of Borrower under this Agreement and the Note. Any portion of the Defeasance Deposit in excess of the amount necessary to purchase the U.S. Obligations required by this Section 2.4 and satisfy Borrower’s obligations under this Section 2.4 and Section 2.5 shall be remitted to Borrower. Any portion of the payments received from the U.S. Obligations in excess of the amount necessary to pay the Scheduled Defeasance Payments shall be remitted to Borrower not more than four (4) times each calendar year upon delivery to Lender of a certificate of Borrower’s independent certified public accountant reasonably acceptable to Lender setting forth the amount of same.

        2.4.2 Successor Borrower. In connection with any Defeasance Event, Borrower shall establish or designate a successor entity (the “Successor Borrower”) which shall be a Special Purpose Entity reasonably approved by Lender, and Borrower shall transfer and assign all obligations, rights and duties under and to the Note, together with the pledged U.S. Obligations to such Successor Borrower. Such Successor Borrower shall assume in writing the obligations under the Note and the Security Agreement and Borrower shall be relieved and released in writing of its obligations under all Loan Documents. Borrower shall pay $1,000 to any such Successor Borrower as consideration for assuming the obligations under the Note and the Security Agreement. Notwithstanding anything in this Agreement to the contrary, no other assumption fee or other fee shall be payable upon a transfer of the Note in accordance with this Section 2.4, but Borrower shall pay all reasonable costs and expenses incurred by Lender, including Lender’s reasonable attorneys’ fees and expenses, incurred in connection therewith.

        2.4.3 Assignment upon Defeasance. If Borrower has specified in the notice delivered pursuant to Section 2.4.1 that it desires to effectuate a Defeasance Event in a manner which will permit the assignment of the Note and Mortgage to a new lender providing all or a portion of the funds necessary to acquire the Defeasance Collateral, Borrower and Lender shall cooperate to effect such proposed assignment in the following manner:

        Lender shall assign the Note and the Mortgage and other requested Loan Documents other than those which survive repayment of the Loan, each without recourse, covenant or warranty of any nature, express or implied, to such new lender designated by Borrower (other than Borrower or a nominee of Borrower) provided that Borrower (i) has executed and delivered to such new lender a new note to be secured by the Defeasance Collateral pursuant to the Security Agreement between Borrower and such new lender (such new note to have the same term, interest rate, unpaid principal balance and all other material terms and conditions of the Note), which new note, together with the Security Agreement and the rights of such new lender in and to the Defeasance Collateral, shall be assigned without recourse, covenant, representation or warranty by such new lender to Lender simultaneously with the assignment of the Note and Mortgage by Lender and (ii) has complied with all other provisions of Section 2.4 to the extent not inconsistent with this Section 2.4.3. In addition, any such assignment shall be conditioned on the following: (A) payment by Borrower of (I) Lender’s then customary administrative fee for processing assignments of mortgage (but in no event to exceed $5,000); (II) the reasonable expenses of Lender incurred in connection therewith; and (III) Lender’s reasonable attorney’s fees for the preparation, delivery and performance of such an assignment; (B) such new lender shall materially modify the Note such that it shall be treated as a new loan for federal tax purposes; (C) such an assignment is not then prohibited by any federal, state or local law, rule, regulation, order or by any other governmental authority; (D) such assignment and the actions described above do not constitute a prohibited transaction for any REMIC Trust formed pursuant to a Securitization and will not disqualify such REMIC Trust as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of such assignment and the Defeasance, and an opinion of counsel to Borrower to that effect is delivered to Lender in a form that would be reasonably satisfactory to a prudent lender; and (E) Borrower shall provide such other opinions, items, information and documents which a prudent lender would require to effectuate such assignment. Borrower shall be responsible for all mortgage recording taxes, recording fees and other charges payable in connection with any such assignment. Lender agrees that the assignment of the Note and Mortgage to the new lender and the assignment of the new note, the Defeasance Collateral and the Security Agreement by the new lender to Lender shall be accomplished by an escrow closing conducted through an escrow agent satisfactory to Lender and pursuant to an escrow agreement satisfactory to Lender in form and substance.

        Section 2.5 Release of Property. Except as set forth in this Section 2.5, no repayment, prepayment or defeasance of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of the Mortgage.

        2.5.1 Release upon Defeasance. (a)  If Borrower has elected to defease the entire Loan and the requirements of Section 2.4 and this Section 2.5 have been satisfied, the Property shall be released from the Lien of the Mortgage and the U.S. Obligations, pledged pursuant to the Security Agreement, shall be the sole source of collateral securing the Note.

        (b)     In connection with a Defeasance Event, Borrower shall submit to Lender, not less than thirty (30) days prior to the Defeasance Date, a release of Lien (and related Loan Documents) for the Property for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Property is located and satisfactory to Lender in its reasonable discretion. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officers’ Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such release as contemplated by this Agreement.

        2.5.2 Release on Payment in Full. Lender shall, upon the written request and at the expense of Borrower, upon payment in full of all principal and interest on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note and this Agreement, release the Lien of the Mortgage on the Property and the Liens created pursuant to the other Loan Documents and return to Borrower any amounts contained in the Reserve Funds, or assign the Mortgage, the Note and other Loan Documents, if requested, to a Person designated by Borrower. In such event, Borrower shall submit to Lender, not less than ten (10) days prior the date of such release or assignment, a release or assignment of lien, as applicable, for such Property for execution by Lender. Such release or assignment, as applicable, shall be in a form appropriate in each jurisdiction in which the Property is located and satisfactory to Lender in its reasonable discretion. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release or assignment, as applicable.

        Section 2.6 Cash Management.

        2.6.1 Deposits Into the Lockbox Account. (a)  Borrower shall establish and maintain a Lockbox Account pursuant to the Cash Management Agreement. Borrower hereby grants to Lender a first priority security interest in the Lockbox Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Lockbox Account, including, without limitation, executing and filing UCC-1 financing statements and continuations thereof. All reasonable costs and expenses for establishing and maintaining the Lockbox Account shall be paid by Borrower, but only to the extent set forth in the Cash Management Agreement. Borrower will not in any way alter or modify the Cash Management Agreement without Lender’s consent and will notify Lender of the Lockbox Account number.

        (b)     Borrower shall, or shall cause Manager to, deliver written instructions to all tenants under Leases to deliver all Rents payable thereunder directly to the Lockbox Account to the extent such tenants are not as of the date hereof so instructed. Except as otherwise provided in the Cash Management Agreement, in the event that either Borrower or Manager receives any amounts constituting Rents or other revenue of any kind from the Property, Borrower shall, or shall cause Manager to, deposit said amounts into the Lockbox Account within one (1) Business Day of receipt thereof.

        (c)     Any and all amounts on deposit in the Lockbox Account shall be automatically transferred each Business Day to an account of Borrower; provided, however, that upon the occurrence and during the continuance of a Lockbox Event and until the occurrence of a Lockbox Termination Event, if any (a “Lockbox Event Period”) Lender shall instruct Agent to suspend such transfer to Borrower’s account and all funds in the Lockbox Account shall be disbursed in accordance with the terms and conditions of Section 3.2 of the Cash Management Agreement. Except as set forth in the Cash Management Agreement, Borrower shall have no rights to make withdrawals therefrom or receive the proceeds thereof.

        2.6.2 Payments Received in the Lockbox Account. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the payment of the Monthly Debt Service Payment Amount and amounts due for the Reserve Funds established pursuant to this Agreement or any other Loan Document shall be deemed satisfied during a Lockbox Event Period to the extent sufficient amounts are deposited in the account established pursuant to the Cash Management Agreement to satisfy such obligations on the dates each such payment is required.

        2.6.3 No Deductions, etc. All payments made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without any deduction for, any setoff, defense or counterclaims. The insufficiency of funds on deposit in the Lockbox Account shall not absolve Borrower of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever. All funds on deposit in the Lockbox Account following the occurrence of an Event of Default may be applied by Lender in such order and priority as Lender shall determine.

        III.     CONDITIONS PRECEDENT

        Section 3.1 Conditions Precedent to Closing. The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower or waiver by Lender of the following conditions precedent no later than the Closing Date; provided, however unless a condition precedent shall expressly survive the Closing Date pursuant to a separate agreement, by funding the Loan, Lender shall be deemed to have waived any such conditions not theretofore fulfilled or satisfied:

        3.1.1 Representations and Warranties; Compliance with Conditions. The representations and warranties of Borrower contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of such date, and no Default or an Event of Default shall have occurred and be continuing; and Borrower shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each other Loan Document on its part to be observed or performed.

        3.1.2 Loan Documents. Lender shall have received an original copy of this Agreement, the Note and all of the other Loan Documents, in each case, duly executed (and to the extent required, acknowledged) and delivered on behalf of Borrower, Indemnitor and any other parties thereto.

        3.1.3 Delivery of Loan Documents; Title Insurance; Reports; Leases.

        (a)     Mortgage, Assignment of Leases. Lender shall have received evidence that counterparts of the Mortgage and Assignment of Leases have been delivered to the title company for recording, so as to effectively create, in the reasonable judgment of Lender, upon such recording valid and enforceable Liens upon the Property, of the requisite priority, in favor of Lender (or such other trustee as may be required or desired under local law), subject only to the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents.

        (b)     Title Insurance. Lender shall have received a Title Insurance Policy issued by Commonwealth Land Title Insurance Company and dated as of the Closing Date, with reinsurance and direct access agreements acceptable to Lender. Such Title Insurance Policy shall (i) provide coverage in the amount of the Loan, (ii) insure Lender that the Mortgage creates a valid first lien on the Property, free and clear of all exceptions from coverage other than Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (iii) contain such endorsements and affirmative coverages as Lender may reasonably request, and (iv) name Lender as the insured. The Title Insurance Policy shall be assignable. Lender also shall have received evidence that all premiums in respect of such Title Insurance Policy have been paid.

        (c)     Survey. Lender shall have received a current ALTA Survey for the Property, certified to the title company and Lender and their successors and assigns, in form and content satisfactory to Lender and prepared by a professional and properly licensed land surveyor satisfactory to Lender. Such Survey shall reflect the same legal description contained in the Title Insurance Policy referred to in clause (b) above and shall include, among other things, a metes and bounds description of the real property comprising part of the Property reasonably satisfactory to Lender. The surveyor’s seal shall be affixed to the Survey and the surveyor shall provide a certification for such Survey in form and substance acceptable to Lender.

        (d)     Insurance. Lender shall have received valid certificates of insurance for the policies of insurance required hereunder, satisfactory to Lender in its sole discretion, and evidence of the payment of all Insurance Premiums currently due and payable for the existing policy period.

        (e)     Environmental Reports. Lender shall have received an environmental report in respect of the Property satisfactory to Lender.

        (f)     Zoning. Lender shall have received letters or other evidence with respect to the Property from the appropriate municipal authorities (or other Persons) concerning applicable zoning and building laws.

        (g)   Encumbrances. Borrower shall have taken or caused to be taken such actions in such a manner so that Lender has a valid and perfected first Lien as of the Closing Date on the Property, subject only to applicable Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents, and Lender shall have received satisfactory evidence thereof.

        3.1.4 Related Documents. Each additional document not specifically referenced herein, but relating to the transactions contemplated herein, shall have been duly authorized, executed and delivered by all parties thereto and Lender shall have received and approved certified copies thereof.

        3.1.5 Delivery of Organizational Documents. Borrower shall deliver or cause to be delivered to Lender copies certified by Borrower of all organizational documentation related to Borrower and/or the formation, structure, existence, good standing and/or qualification to do business, as Lender may request in its sole discretion, including, without limitation, good standing certificates, qualifications to do business in the appropriate jurisdictions, resolutions authorizing the entering into of the Loan and incumbency certificates as may be requested by Lender.

        3.1.6 Opinions of Borrower’s Counsel. Lender shall have received the Insolvency Opinion and such other opinions of Borrower’s counsel with respect to due execution, authority, enforceability of the Loan Documents and such other matters as Lender may require, all such opinions in form, scope and substance satisfactory to Lender and Lender’s counsel in their sole discretion.

        3.1.7 Budgets. Borrower shall have delivered the Annual Budget for the current Fiscal Year.

        3.1.8 Basic Carrying Costs. Borrower shall have paid all Basic Carrying Costs relating to the Property which are in arrears.

        3.1.9 Completion of Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated by this Agreement and other Loan Documents and all documents incidental thereto shall be satisfactory in form and substance to Lender, and Lender shall have received all such counterpart originals or certified copies of such documents as Lender may reasonably request.

        3.1.10 Payments. All payments, deposits or escrows, if any, required to be made or established by Borrower under this Agreement, the Note and the other Loan Documents on or before the Closing Date shall have been paid.

        3.1.11 Tenant Estoppels. Lender shall have received an executed tenant estoppel letter, which shall be in form and substance satisfactory to Lender, from (a) each tenant identified by Lender as an “anchor tenant” of the Property, (b) each tenant leasing an entire building at the Property, if any, (c) each tenant paying base rent in an amount equal to or exceeding five percent (5%) of the gross income from the Property and (d) disregarding the area leased by those described in clauses (a), (b) and (c), lessees of not less than seventy-five percent (75%) of the remaining gross leasable area of the Property.

        3.1.12 Ground Lease Estoppel. Lender shall have received an executed estoppel letter from the ground lessor under the Ground Lease, which shall be in form and substance satisfactory to Lender.

        3.1.13 Transaction Costs. Borrower shall have paid or reimbursed Lender for all title insurance premiums, recording and filing fees, costs of environmental reports, Physical Conditions Reports, appraisals and other reports, the reasonable fees and costs of Lender’s counsel and all other third party out-of-pocket expenses incurred in connection with the origination of the Loan.

        3.1.14 Material Adverse Change. There shall have been no material adverse change in the financial condition or business condition of Borrower or the Property since the date of the most recent financial statements delivered to Lender. The income and expenses of the Property, the occupancy thereof, and all other features of the transaction shall be as represented to Lender without material adverse change. Neither Borrower, Indemnitor, any SPE Entity nor Manager shall be the subject of any bankruptcy, reorganization, or insolvency proceeding.

        3.1.15 Leases and Rent Roll. Lender shall have received copies of all Leases and certified copies of any Leases as requested by Lender. Lender shall have received a current certified rent roll of the Property, reasonably satisfactory in form and substance to Lender.

        3.1.16 Tax Lot. Lender shall have received evidence that the Property constitutes one (1) or more separate tax lots, which evidence shall be reasonably satisfactory in form and substance to Lender.

        3.1.17 Physical Conditions Report. Lender shall have received a Physical Conditions Report with respect to the Property, which report shall be reasonably satisfactory in form and substance to Lender.

        3.1.18 Management Agreement. Lender shall have received a certified copy of the Management Agreement with respect to the Property which shall be satisfactory in form and substance to Lender.

        3.1.19 Appraisal. Lender shall have received an appraisal of the Property, which shall be satisfactory in form and substance to Lender.

        3.1.20 Financial Statements. Lender shall have received a balance sheet with respect to the Property for the two most recent Fiscal Years and statements of income and statements of cash flows with respect to the Property for the three most recent Fiscal Years, each in form and substance satisfactory to Lender.

        3.1.21 Further Documents. Lender or its counsel shall have received such other and further approvals, opinions, documents and information as Lender or its counsel may have reasonably requested including the Loan Documents in form and substance satisfactory to Lender and its counsel.

        IV.     REPRESENTATIONS AND WARRANTIES

        Section 4.1 Borrower Representations. Borrower represents and warrants as of the date hereof and as of the Closing Date that:

        4.1.1 Organization. Borrower and Indemnitor have been duly organized and each is validly existing and in good standing with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Borrower and Indemnitor have duly qualified to do business and each is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management and operation of the Property. The organizational structure of Borrower is accurately depicted by the schematic diagram attached hereto as Schedule III(a) and after the Conversion will be accurately depicted by the schematic diagram attached hereto as Schedule III(b).

        4.1.2 Proceedings. Borrower and Indemnitor have taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party. This Agreement and the other Loan Documents have been duly executed and delivered by or on behalf of Borrower and, as applicable, by Indemnitor and constitute legal, valid and binding obligations of Borrower and, as applicable, of Indemnitor, enforceable against Borrower and, as applicable, Indemnitor, in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

        4.1.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement or other agreement or instrument to which Borrower is a party or by which any of Borrower’s property or assets is subject (unless consents from all applicable parties thereto have been obtained), nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

        4.1.4 Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to the best of Borrower’s knowledge, threatened against or affecting Borrower, Indemnitor or the Property, which actions, suits or proceedings, if determined against Borrower, Indemnitor or the Property, are reasonably likely to materially and adversely affect the condition (financial or otherwise) or business of Borrower, Indemnitor or the condition or operation of the Property.

        4.1.5 Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which is reasonably likely to materially and adversely affect Borrower or the Property or Borrower’s business, properties or assets, operations or condition, financial or otherwise. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property is bound. Borrower has no material financial obligation (contingent or otherwise) under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property subject to Section 5.2.9 hereof, (b) obligations under the Loan Documents and (c) the Ground Lease.

        4.1.6 Title. Borrower has good, marketable and insurable title to the leasehold estate in the Property and good title to the balance of the Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. The Permitted Encumbrances in the aggregate do not materially and adversely affect the value, operation or use of the Property (as currently used) or Borrower’s ability to repay the Loan. The Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first mortgage lien on the Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. To the best of Borrower’s knowledge, there are no claims for payment for work, labor or materials affecting the Property which are or may become a lien prior to, or of equal priority with, the Liens created by the Loan Documents, other than those claims which are being insured against by the Title Insurance Policy.

        4.1.7 No Bankruptcy Filing. None of Borrower, Indemnitor, any SPE Entity or Manager is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of such entity’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or against Indemnitor, any SPE Entity or Manager.

        4.1.8 Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which has not been disclosed to Lender which adversely affects the Property or the business, operations or condition (financial or otherwise) of Borrower.

        4.1.9 No Plan Assets. (a) Borrower does not maintain an "employee benefit plan" as defined by Section 3(3) of ERISA, which is subject to Title IV of ERISA; and

        (b)     Either: (i) Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101 and Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and transactions by or with Borrower are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement; or (ii) to the extent Borrower is an “employee benefit plan” as defined by Section 3(3) of ERISA, subject to Title I of ERISA, or the assets of Borrower constitute or will constitute “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101, such assets are assets of a pooled separate account within the meaning of Prohibited Transaction Exemption (“PTE”) 90-1 and in addition, all further requirements of PTE 90-1 are met such that none of the transactions contemplated by this Agreement would be deemed a non-exempt prohibited transaction under Sections 406 and 407(a) of ERISA or Section 4975(c)(1) of the Code.

        4.1.10 Compliance. Borrower and the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes. To the best of Borrower’s knowledge, Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. To the best of Borrower’s knowledge, there has not been committed by Borrower any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

        4.1.11 Financial Information. All financial data of Borrower, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender by Borrower in respect of the Property (i) are true, complete and correct in all material respects, (ii) fairly represent the financial condition of the Property as of the date of such reports, and (iii) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and likely to have a materially adverse effect on the Property or the operation thereof as a retail shopping center, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower from that set forth in said financial statements.

        4.1.12 Condemnation. No Condemnation has been commenced or, to Borrower’s knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

        4.1.13 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

        4.1.14 Utilities and Public Access. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. All utilities necessary to the existing use of the Property are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Insurance Policy. All roads necessary for the use of the Property for its current purposes have been completed and, if necessary, dedicated to public use.

        4.1.15 Not a Foreign Person. Borrower is not a "foreign person" within the meaning of  ss.1445(f)(3) of the Code.

        4.1.16 Separate Lots. The Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the Property.

        4.1.17 Assessments. To the best of Borrower’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

        4.1.18 Enforceability. The Loan Documents are not subject to any existing right of rescission, set-off, counterclaim or defense by Borrower or Indemnitor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and Borrower and Indemnitor have not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

        4.1.19 No Prior Assignment. Except as provided in the Ground Lease, there are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding, other than those assigned to Lender concurrently herewith.

        4.1.20 Insurance. Borrower has obtained and has delivered to Lender copies of all insurance Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. Borrower has not, and to the best of Borrower’s knowledge no Person has, done by act or omission anything which would impair the coverage of any such Policy.

        4.1.21 Use of Property. The Property is used exclusively for retail and commercial purposes and other appurtenant and related uses.

        4.1.22 Certificate of Occupancy; Licenses. To the best of Borrower’s knowledge, all certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required of Borrower for the legal use, occupancy and operation of the Property as a retail shopping center (collectively, the “Licenses”), have been obtained and are in full force and effect. Borrower shall keep and maintain all Licenses necessary for the operation of the Property as a retail shopping center. The use being made of the Property is in conformity with the certificate of occupancy issued for the Property.

        4.1.23 Flood Zone. Except as shown on the Survey, none of the Improvements on the Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards.

        4.1.24 Physical Condition. To the best of Borrower’s knowledge and except as expressly disclosed in the Physical Conditions Report, the Property, including, without limitation, all buildings, Improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; to the best of Borrower’s knowledge and except as disclosed in the Physical Conditions Report, there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received written notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

        4.1.25 Boundaries. To the best of Borrower’s knowledge and in reliance on the Survey, all of the improvements which were included in determining the appraised value of the Property lie wholly within the boundaries of the real property encumbered by the Mortgage and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances upon the Property encroach upon any of the Improvements, so as to affect the value or marketability of the Property except those which are insured against by the Title Insurance Policy.

        4.1.26 Leases. The Property is not subject to any Leases other than the Leases described in the certified rent roll delivered in connection with the origination of the Loan and the Ground Lease. Such certified rent roll is true, complete and correct in all material respects as of the date set forth therein. No Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases or a License Agreement. The current Leases are in full force and effect and to Borrower’s knowledge, there are no material defaults thereunder by either party (other than as expressly disclosed on the certified rent roll delivered to Lender) and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute material defaults thereunder. No Rent has been paid more than one (1) month in advance of its due date, except as disclosed on an estoppel certificate delivered to Lender on or before the Closing Date. There has been no prior sale, transfer or assignment, hypothecation or pledge by Borrower of any Lease or of the Rents received therein, which will be outstanding following the Closing Date. No tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the property of which the leased premises are a part. To the best of Borrower’s knowledge, and except as expressly disclosed to Lender in the Phase I environmental report delivered in connection with the origination of the Loan, no hazardous wastes or toxic substances, as defined by applicable federal, state or local statutes, rules and regulations, have been disposed, stored or treated by any tenant under any Lease on or about the Property of which the leased premises are a part nor does Borrower have any knowledge of any tenant’s intention to use its leased premises for any activity which, directly or indirectly, involves the use, generation, treatment, storage, disposal or transportation of any petroleum product or any toxic or hazardous chemical, material, substance or waste, except in either event, in compliance with applicable federal, state or local statutes, rules and regulations.

        4.1.27 Intentionally Omitted.

        4.1.28 Principal Office; State of Organization. Borrower’s principal office as of the date hereof is the address set forth in the introductory paragraph of this Agreement. The Borrower is organized under the laws of the State of California; provided, however, after the Conversion it shall be organized under the laws of the State of Delaware.

        4.1.29 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Property to Borrower have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been paid, and, under current Legal Requirements, the Mortgage is enforceable in accordance with its terms by Lender (or any subsequent holder thereof).

        4.1.30 Special Purpose Entity/Separateness. (a) After the Conversion and until the Debt has been paid in full, Borrower hereby represents, warrants and covenants that Borrower is, shall be and shall continue to be a Special Purpose Entity on a prospective basis.

        (b)     All of the assumptions made in the Insolvency Opinion, including, but not limited to, any exhibits attached thereto, are true and correct in all respects and any assumptions made in any subsequent non-consolidation opinion delivered in connection with the Loan Documents (an “Additional Insolvency Opinion”), including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all respects. Borrower has complied and will comply with all of the assumptions made with respect to it in the Insolvency Opinion. Borrower will have complied and will comply with all of the assumptions made with respect to it in any Additional Insolvency Opinion. Each entity other than Borrower with respect to which an assumption shall be made in any Additional Insolvency Opinion will have complied and will comply with all of the assumptions made with respect to it in any Additional Insolvency Opinion.

        4.1.31 Management Agreement. The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.

        4.1.32 Illegal Activity. No portion of the Property has been or will be purchased with proceeds of any illegal activity.

        4.1.33 No Change in Facts or Circumstances; Disclosure. All financial statements and rent rolls submitted by Borrower in connection with the Loan are accurate, complete and correct in all material respects. All other written information, reports, certificates and other documents submitted by Borrower to Lender in connection with the Loan are, to the best of Borrower’s knowledge, accurate, complete and correct in all material respects. Except with respect to such representations and warranties contained in this Agreement or in any other Loan Document which are qualified as being made to the best of Borrower’s knowledge, all representations and warranties made by Borrower in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects. There has been no material adverse change known to Borrower in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects the Property or the business operations or the financial condition of Borrower. Borrower has disclosed to Lender all material facts known to Borrower and has not failed to disclose any material fact known to Borrower that is likely to cause any representation or warranty made herein to be materially misleading.

        4.1.34 Tax Filings. Borrower has filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower.

        4.1.35 Solvency/Fraudulent Conveyance. Borrower (a) has not entered into the transaction contemplated by this Agreement or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) has received reasonably equivalent value in exchange for its obligations under the Loan Documents. After giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured, Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower).

        4.1.36 Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

        4.1.37 Lockbox Account. (a) This Agreement, together with the other Loan Documents (including, without limitation, the Cash Management Agreement), creates a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of New York) in the Lockbox Account in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold or otherwise conveyed the Lockbox Account;

        (b)     The Lockbox Account constitutes a “deposit account” within the meaning of the Uniform Commercial Code of the State of New York;

        (c)     Pursuant and subject to the terms hereof and the Cash Management Agreement, the bank holding the Lockbox Account has agreed to comply with all instructions originated by Lender, without further consent by Borrower, directing disposition of the Lockbox Account and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities; and

        (d)     The Lockbox Account is not in the name of any Person other than Borrower, as pledgor, or Lender, as pledgee.

        4.1.38 Borrower Entity/Separateness. (a) Borrower hereby represents and warrants, (i) with respect to Borrower, from the date of formation of Borrower on March 29, 1979 and (ii) with respect to Beverly Associates I, from the date of formation of Beverly Associates I on July 5, 1994 and (iii) with respect to Beverly Partners I, from the date of formation of Beverly Partners I on July 5, 1994, to in each case the date of this Agreement that:

        (b)     Borrower’s business has been limited solely to (i) acquiring, owning, developing, constructing, holding, leasing, financing, operating and managing the Property, (ii) entering into financings and refinancings of the Property and (iii) transacting any and all lawful business that was incident, necessary and appropriate to accomplish the foregoing;

        (c)     Beverly Associates I’s business has been limited to acting as a general partner of Borrower;

        (d)     Beverly Partners I’s business has been limited to acting as a general partner of Beverly Associates I;

        (e)     Borrower, Beverly Associates I and Beverly Partners I have not engaged in any business other than as set forth in (b), (c) and (d) above, as applicable;

        (f) Borrower has not owned any asset or property other than (i) the Property, and (ii) incidental personal property reasonably necessary for and used or to be used in connection with the ownership or operation of the Property;

        (g)     Beverly Associates I has not owned any asset other than its partnership interests in Borrower;

        (h)     Beverly Partners I has not owned any asset other than its partnership interests in Borrower Associates I;

        (i)     it has not entered into any contract or agreement with any Affiliate of Borrower, any constituent party of Borrower, any owner of Borrower, any guarantors or indemnitors of the obligations of Borrower or any Affiliate of any such constituent party, owner or guarantor (individually, a “Related Party” and collectively, the “Related Parties”), except upon terms and conditions that are commercially reasonable;

        (j)     it has no existing judgment or, to its knowledge, existing liens of any nature against it except for tax liens not yet accruing any interest or penalties and Permitted Encumbrances;

        (k)     it is and always has been duly formed, validly existing, and in good standing in the state of its incorporation and in all other jurisdictions where it is qualified to do business;

        (l)     it is in compliance with all laws, regulations, and orders applicable to it and has received all permits necessary for it to operate;

        (m)     it is not involved in any dispute with any taxing authority;

        (n)     it has paid all taxes which it owes;

        (o)     it is not subject to any actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to the best of its knowledge, threatened against or affecting it, which actions, suits or proceedings, if determined against Borrower or the Property are reasonably likely to materially adversely affect the condition (financial or otherwise) or business of Borrower or the condition or operation of the Property;

        (p)     Borrower has provided Lender with financial statements that reflect a fair and accurate view of Borrower’s financial condition;

        (q)     Borrower has delivered, or cause to be delivered, a phase one environmental audit for the Property reasonably acceptable to Lender;

        (r)     intentionally omitted;

        (s)     it has no material contingent or actual obligations not related to the Property or its ownership interest in Borrower, as applicable;

        (t)     it has not made any loans to any Person which remain outstanding and does not own any obligations or securities of any Related Party;

        (u)     it has paid its debts and liabilities from its assets as the same have become due whether such amounts were obtained by borrowings or were contributed by its owners;

        (v)     it has done or caused to be done all things necessary to observe organizational formalities and preserve its existence;

        (w)     it has maintained all of its books, records, financial statements and bank accounts separate from those of any other Person; it has filed its own tax returns and has not filed a consolidated federal income tax return with any other Person; it has maintained its books, records, resolutions and agreements as official records;

        (x)     it has been, and at all times has held itself out to the public as, a legal entity separate and distinct from any other Person (including any Affiliate or other Related Party), has corrected any known misunderstanding regarding its status as a separate entity, has conducted its business in its own name, has not identified itself or any of its Affiliates as a division or part of the other and has maintained and utilized separate stationery, invoices and checks;

        (y)     it has not commingled its assets with those of any other Person and has held all of its assets in its own name.

        (z)     it has not guaranteed or become obligated for the debts of any other Person and has not held itself out as being responsible for the debts or obligations of any other Person;

        (aa)     it has allocated fairly and reasonably any overhead expenses that have been shared with an Affiliate, if any, including paying for office space and services performed by any employee of an Affiliate or Related Party;

        (bb)     it has not pledged its assets for the benefit of any other Person other than with respect to loans secured by the Property and no such pledge remains outstanding except in connection with the Loan or as otherwise permitted under the Loan Documents;

        (cc)     it has maintained adequate capital (either through loans or other contributions) and a sufficient number of employees, if any, in light of its contemplated business operations and has paid the salaries of its own employees, if any, from its own funds;

        (dd)     it has neither made loans to any other person nor bought or held evidence of indebtedness issued by any other person or entity;

        (ee)     it has not owned any subsidiary or any equity interest in any other entity, except for Beverly Associates I’s ownership interest of Borrower and Beverly Partners I’s ownership interest of Beverly Associates I ;

        (ff)     it has not had any of its obligations guaranteed by an affiliate, except for guarantees that have been either released or discharged (or that will be discharged as a result of the closing of the Loan) or guarantees that are expressly contemplated by the Loan Documents; and

        (gg)     it has not incurred any indebtedness that is still outstanding other than indebtedness that is permitted under the Loan Documents.

        4.1.39 Ground Lease. Borrower hereby represents, warrants, covenants to Lender the following with respect to the Ground Lease:

        (a)     Recording; Modification. The Ground Lease (or a memorandum thereof) has been duly recorded. The Ground Lease permits the interest of Borrower to be encumbered by a deed of trust or mortgage or the Ground Lessor has approved and consented to the encumbrance of the Property by the Mortgage. There have not been amendments or modifications to the terms of the Ground Lease since its recordation, with the exception of written instruments which have been recorded and any other instruments which have been provided to Lender prior to or on the Closing Date. Borrower will not cancel, terminate, surrender or amend the Ground Lease without the prior written consent of Lender, except as otherwise expressly permitted by this Agreement.

        (b)     No Liens. Except for the Permitted Encumbrances, Borrower’s interest in the Ground Lease is not subject to any Liens or encumbrances superior to, or of equal priority with, the Mortgage other than the Ground Lessor’s related fee interest.

        (c)     Ground Lease Assignable. Borrower’s interest in the Ground Lease is assignable to Lender upon notice to (and with a copy of the instrument), but without the consent of, the Ground Lessor (or, if any such consent is required, it has been obtained prior to the Closing Date). The Ground Lease is further assignable (after foreclosure or deed in lieu of foreclosure) by Lender, its successors and assigns without the consent of the Ground Lessor.

        (d)     Default. As of the date hereof, the Ground Lease is in full force and effect and no default has occurred under the Ground Lease and there is no existing condition which, but for the passage of time or the giving of notice, could result in a default under the terms of the Ground Lease.

        (e)     Notice. The Ground Lease or estoppel letters received by Lender from the Ground Lessor requires the Ground Lessor to give notice of any default by Borrower to Lender. The Ground Lease, or estoppel letters received by Lender from the Ground Lessor, further provides that notice of termination given under the Ground Lease is not effective against Lender unless a copy of the notice has been delivered to Lender in the manner described in the Ground Lease.

        (f)     Cure. Lender is permitted the opportunity to cure any default under the Ground Lease, which is curable after the receipt of notice of any of the default before the Ground Lessor thereunder may terminate the Ground Lease.

        (g)     Term. The Ground Lease has a term (including all available renewals) which extends through the date that is the twentieth anniversary of the Maturity Date.

        (h)     Subleasing. The Ground Lease does not impose any restrictions on subleasing other than obtaining Ground Lessor’s prior consent in the event the provisions of Section 12(h) are to be satisfied.

        (i)     New Lease. The Ground Lease or the estoppel letter received by Lender from the Ground Lessor requires the Ground Lessor to enter into a new lease upon termination of the Ground Lease by reason of a default by tenant.

        (j)     Insurance Proceeds. Under the relevant terms of the Ground Lease (if any) and the Loan Documents, taken together, any related insurance and condemnation proceeds payable to Borrower will be applied either to the repair or restoration of all or part of the Property, with Lender having the right to hold and disburse the proceeds, or to the payment of the outstanding principal balance of the Loan together with any accrued interest thereon.

        Section 4.2 Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 and elsewhere in this Agreement and in the other Loan Documents shall be deemed given and made as of the date of the funding of the Loan and survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

        V.     BORROWER COVENANTS

        Section 5.1 Affirmative Covenants. From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents, Borrower hereby covenants and agrees with Lender that:

        5.1.1 Existence; Compliance with Legal Requirements; Insurance. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises necessary to comply with all Legal Requirements applicable to it and the Property. Borrower and the Property shall at all times during the term of the Loan comply with all applicable Legal Requirements. There shall never be committed by Borrower, and Borrower shall not knowingly permit any other Person in occupancy of or involved with the operation or use of the Property to commit, any act or omission affording the federal government or any state or local government the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, knowingly permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Mortgage. Borrower shall keep the Property insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement.

        5.1.2 Taxes and Other Charges. Borrower shall pay all Taxes now or hereafter levied or assessed or imposed against the Property or any part thereof prior to the imposition of any interest, charges or expenses for the non-payment thereof and shall pay all Other Charges on or before the date they are due. Borrower will deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes have been so paid or are not then delinquent within ten (10) days after payment thereof (provided, however, that Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 7.2 hereof). Upon request, Borrower shall deliver to Lender evidence satisfactory to Lender that the Other Charges have been so paid and are not delinquent. Borrower shall not suffer and shall promptly cause to be paid, discharged or removed (or shall contest as otherwise provided in the Mortgage) any Lien or charge whatsoever which may be or become a Lien or charge against the Property other than a Permitted Encumbrance, and shall promptly pay for all utility services provided to the Property. After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes, provided that (a) no Event of Default has occurred and remains uncured; (b) Borrower is permitted to do so under the provisions of any mortgage or deed of trust superior in lien to the Mortgage; (c) such proceeding shall not constitute a default under the provisions of any other instrument to which Borrower is subject and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (d) during the period of such contest, neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (e) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes, together with all costs, interest and penalties which may be payable in connection therewith; (f) such proceeding shall suspend the collection of such contested Taxes from the Property; and (g) Borrower shall furnish such security as may be required in the proceeding, or establish adequate cash reserves as may be reasonably requested by Lender, to insure the payment of any such Taxes, together with all interest and penalties thereon. Upon final determination, if not previously and completely satisfied by Borrower, Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto. Notwithstanding anything to the contrary contained in this Section 5.1.2, Borrower shall not be required to provide prior written notice to Lender of any contest of Taxes if Borrower satisfies all of the condition contained above other than subclause (g) and has complied with all requirements of the appropriate Governmental Authority with respect to the payment of such Taxes and the posting of security thereof, if any.

        5.1.3 Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower which is reasonably likely to materially adversely affect Borrower’s condition (financial or otherwise) or business or the Property.

        5.1.4 Access to Property. Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice.

        5.1.5 Notice of Material Adverse Change. Borrower shall promptly advise Lender of any material adverse change in Borrower’s condition, financial or otherwise, which would prevent Borrower from performing its obligations under this Agreement, the Note or the other Loan Documents.

        5.1.6 Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings which may have a material adverse effect on Borrower or the Property or which may prevent Borrower from performing its obligations under this Agreement, the Note or the other Loan Documents.

        5.1.7 Perform Loan Documents. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower.

        5.1.8 Insurance Benefits. Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements) out of such Insurance Proceeds.

        5.1.9 Further Assurances. Borrower shall, at Borrower's sole cost and expense:

        (a)     furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents;

        (b)     execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require; and

        (c)     do and execute all and such further lawful and reasonable acts, conveyances and assurances for the carrying out of the terms and conditions of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

        5.1.10 Mortgage Taxes. Borrower represents that it has paid all state, county and municipal recording and all other taxes, if any, imposed upon the execution and recordation of the Mortgage. Borrower shall pay all taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Note or the Liens created or secured by the Loan Documents, other than (a) income, franchise and doing business taxes imposed on Lender, and (b) any of the foregoing incurred or imposed in connection with a Securitization.

        5.1.11 Financial Reporting. (a) Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with GAAP (or such other accounting basis acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation of the Property. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Property, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

        (b)     Borrower will furnish to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year of Borrower, a complete copy of Borrower’s annual financial statements audited by a “Big Four” accounting firm or other independent certified public accountant acceptable to Lender in accordance with GAAP (or such other accounting basis acceptable to Lender) covering the Property for such Fiscal Year and containing statements of profit and loss for Borrower and the Property and a balance sheet for Borrower. Such statements shall set forth the financial condition and the results of operations for the Property for such Fiscal Year, and shall include, but not be limited to, amounts representing annual net operating income. Borrower’s annual financial statements shall be accompanied by (i) a comparison of the budgeted income and expenses and the actual income and expenses for the prior Fiscal Year, (ii) an Officer’s Certificate, stating that each such annual financial statement presents fairly the financial condition and the results of operations of Borrower and the Property being reported upon and has been prepared in accordance with GAAP, and (iii) an opinion of a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender, and to the extent such opinion is qualified, a detailed explanation as to such qualification. Together with Borrower’s annual financial statements, Borrower shall furnish to Lender an Officer’s Certificate certifying as of the date thereof whether there exists an event or circumstance which constitutes a Default or Event of Default under the Loan Documents executed and delivered by, or applicable to, Borrower, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

        (c)     Borrower will furnish, or cause to be furnished, to Lender on or before forty-five (45) days after the end of each calendar quarter the following items, accompanied by an Officer’s Certificate, stating that such items (other than sales reports) are true, correct, accurate, and complete in all material respects and fairly present the financial condition and results of the operations of Borrower and the Property (subject to normal year-end adjustments): (i) a rent roll, occupancy report and sales report as of the end of the quarter; and (ii)  year-to-date operating statements in the form delivered in connection with the origination of the Loan prepared as of the end of each calendar quarter and other information necessary and sufficient to fairly represent the financial position and results of operation of the Property for such period.

        (d)     Borrower will furnish, or cause to be furnished, to Lender on or before thirty (30) days after the end of each calendar month (but not January) during the period prior to a Securitization and thereafter upon Lender’s request provided there are not more than two (2) requests per year, the following items, accompanied by an Officer’s Certificate, stating that such items (other than sales reports) are true, correct, accurate, and complete in all material respects and fairly present the financial condition and results of the operations of Borrower and the Property (subject to normal year-end adjustments): (i) a rent roll, occupancy reports and sales reports for the subject month; and (ii) monthly and year-to-date operating statements in the form delivered in connection with the origination of the Loan prepared as of the end of each calendar month and other information necessary and sufficient to fairly represent the financial position and results of operation of the Property during such calendar month.

        (e)     For the partial year period commencing on the date hereof, and for each Fiscal Year thereafter, Borrower shall submit to Lender, for informational purposes only, an Annual Budget not later than thirty (30) days prior to the commencement of such period or Fiscal Year.

        (f)     Borrower shall furnish to Lender, within ten (10) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Property and the financial affairs of Borrower as may be reasonably requested by Lender, if within the capabilities of Borrower’s data systems without change or modification thereof.

        (g)     Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, and (ii) if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form and prepared using a Microsoft Word for Windows or WordPerfect for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files). Borrower agrees that Lender may disclose information regarding the Property and Borrower that is provided to Lender pursuant to this Section in connection with the Securitization to such parties requesting such information in connection with such Securitization.

        5.1.12 Business and Operations. Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Borrower will qualify to do business and will remain in good standing under the laws of the jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Property. Borrower shall cause all of the repairs identified in the engineering report delivered to Lender in connection with the closing of the Loan and listed on Schedule V hereof to be completed within one (1) year after the Closing Date.

        5.1.13 Title to the Property. Borrower will warrant and defend (a) the title to the Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Lien of the Mortgage and the Assignment of Leases, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in the Property, other than as permitted hereunder, is claimed by another Person.

        5.1.14 Costs of Enforcement. In the event (a) that the Mortgage is foreclosed in whole or in part or that the Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to the Mortgage in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including reasonable attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

        5.1.15 Estoppel Statement. (a) After request by Lender, Borrower shall within ten (10) days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the amount of the original principal amount of Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6, Note A-7, Note A-8, Note A-9, Note A-10, Note A-11, Note A-12, Note A-13, Note A-14, Note A-15, Note A-16, Note B-1, Note B-2 and Note C, (ii) the unpaid principal amount of the Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6, Note A-7, Note A-8, Note A-9, Note A-10, Note A-11, Note A-12, Note A-13, Note A-14, Note A-15, Note A-16, Note B-1, Note B-2 and Note C, (iii) the Interest Rate of Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6, Note A-7, Note A-8, Note A-9, Note A-10, Note A-11, Note A-12, Note A-13, Note A-14, Note A-15, Note A-16, Note B-1, Note B-2 and Note C, (iv) the date installments of interest and/or principal were last paid, (v) any known offsets or defenses to the payment of the Debt, if any, and (vi) that the Note, this Agreement, the Mortgage and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

        (b)     If a commercially reasonable reason exists, Borrower shall use good faith efforts to deliver to Lender upon request tenant estoppel certificates from each commercial tenant leasing space at the Property in form and substance reasonably satisfactory to Lender provided that Borrower shall not be required to deliver such certificates more frequently than one (1) time in any calendar year.

        5.1.16 Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4.

        5.1.17 Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior written consent of Lender.

        5.1.18 Confirmation of Representations. Borrower shall deliver, in connection with any Securitization, (a) one or more Officer’s Certificates certifying as to the accuracy of all representations made by Borrower in the Loan Documents as of the date such representations were made, and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower, each Indemnitor and each SPE Entity as of the date of the Securitization.

        5.1.19 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property, and (b) which constitutes real property with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.

        5.1.20 Leasing Matters. (a)  Borrower shall obtain prior written consent of Lender for (i) all Leases hereinafter executed and (ii) all amendments, modifications, terminations or surrenders of existing Leases, which in either event:

(A) are not the product of an arm’s-length transaction; or

(B) are not undertaken in a manner (i) during the period that TRG holds an interest in Borrower, consistent with TRG’s standard leasing practices and (ii) during a period that TRG no longer holds an interest in Borrower, consistent with commercially reasonable leasing practices for similar properties similarly situated; or

(C) which result in a material adverse effect on the use, operation or value (including the Net Operating Income) of the Property, taken as a whole, or the ability of Borrower to pay its obligations in respect of the Loan.

Borrower agrees that Lender may condition its consent for a termination, cancellation or surrender of any Lease described in (A), (B) or (C) above (a “Restricted Termination”) upon, among other things, Borrower delivering to and depositing with Lender any amount, consideration or other sum received by or payable to Borrower or on Borrower’s behalf in connection with any Restricted Termination including, but not limited to, any termination, cancellation or “buyout” payment and the proceeds of any claim which Borrower may have against any Person in connection with such action. Such amount shall be applied first, to the extent required, to the payment of required Reserve Funds and the Monthly Debt Service Payment Amount, and/or to the payment of tenant improvements and leasing commissions incurred in replacing such tenant as determined by Lender in its sole discretion.

        (b)     Borrower agrees that during a Lockbox Event Period, Lender’s prior written consent (which consent shall not be unreasonably withheld or delayed) shall be required for (i) all Leases executed during such period demising 10,000 or more rentable square feet at the Property and (ii) all material amendments, modifications, terminations or surrenders of all Leases executed during such Lockbox Event Period affecting 10,000 or more rentable square feet at the Property.

        (c)     Upon request by Borrower, Lender shall grant nondisturbance, on a form reasonably acceptable to Lender (which form shall, among other things, require the applicable tenant to attorn to Lender or Lender’s nominee or other third party purchaser of the Property following a foreclosure of the Mortgage or delivery of a deed in lieu of foreclosure) to those tenants under Leases which require such nondisturbance. Any such nondisturbance granted by Lender shall not be deemed effective until Lender receives a copy of the executed Lease. Borrower (A) shall observe and perform the obligations imposed upon the lessor under the Leases, including the payment of any allowances or other amounts due to tenants, in a commercially reasonable manner; (B) shall not collect any of the rents more than one (1) month in advance (other than security deposits); (C) shall not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); and (D) shall execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require.

        (d)     Borrower shall provide Lender, or if Borrower has been notified that a Servicer has been appointed, Servicer, five (5) Business Days for the approval or rejection of any proposed Lease, amendment, modification or termination of a Lease that requires Lender’s consent pursuant to this Section 5.1.20. In the event that Lender or Servicer, as applicable, fails to respond within said five (5) Business Day period, such failure shall be deemed to be the consent and approval of the Lease, amendment, modification or termination, as applicable, by Lender if (A) Borrower has delivered to Lender or Servicer, as applicable, the Lease, amendment, modification or termination, as applicable, with the notation “IMMEDIATE RESPONSE REQUIRED, FAILURE TO RESPOND TO THIS APPROVAL REQUEST WITHIN FIVE (5) BUSINESS DAYS FROM RECEIPT SHALL BE DEEMED TO BE LENDER’S APPROVAL” prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval and (B) Lender or Servicer, as applicable, does not approve or reject the proposed Lease, amendment, modification or termination, as applicable, within five (5) Business Days from the date Lender or Servicer, as applicable, receives the request as evidenced by a certified mail return receipt or confirmation by a reputable national overnight delivery service (e.g., federal express) that the same has been delivered; provided, however, in no event shall Lender’s consent be deemed given without the written approval of Lender or Servicer, as applicable, if the Lease, amendment, modification or termination, as applicable, is with respect to 50,000 square feet or greater.

        5.1.21 Alterations. Borrower shall obtain Lender’s prior written consent (which consent shall not be unreasonably withheld or delayed) for any alteration to the Property that (a) may have a material adverse effect on Borrower’s financial condition or the use, operation or value (including the Net Operating Income) of the Property, (b) materially adversely affect the structural integrity of the Improvements or any utility or HVAC system contained in any Improvements, or (c) the total unpaid amounts due and payable by Borrower with respect thereto in the aggregate (other than such amounts to be paid or reimbursed by tenants under the Leases) at any time exceeds Ten Million and 00/100 Dollars ($10,000,000) (the “Threshold Amount”). If the total amounts of any alteration shall exceed the Threshold Amount, Borrower shall promptly deliver to Lender and maintain as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (i) Cash, (ii) U.S. Obligations, (iii) other securities having a rating, if prior to Securitization, acceptable to Lender or, after a Securitization has occurred, regarding which the Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the then current ratings assigned in connection with such Securitization, or (iv) a completion bond or Letter of Credit, in either case, issued by a financial institution having the Required Rating. Such security shall be in an amount equal to the total unpaid amounts with respect to such alteration (other than such amounts to be paid or reimbursed by tenants under the Leases) and, if Borrower has not timely paid for the costs and expenses of the alteration, applied from time to time at the option of Lender to pay for such alteration or to terminate the alteration and restore the Property to the extent necessary to prevent any material adverse effect on the use, operation or value (including the Net Operating Income) of the Property.

        5.1.22 Handicapped Access. Borrower covenants that the Property shall at all times comply, in all material respects, to the extent applicable with the requirements of the Americans with Disabilities Act of 1990, the Fair Housing Amendments Act of 1988, all state and local laws and ordinances related to handicapped access and all rules, regulations, and orders issued pursuant thereto including, without limitation, the Americans with Disabilities Act Accessibility Guidelines for Buildings and Facilities (collectively, “Access Laws”).

        5.1.23 No Further Encumbrances. Borrower shall do or cause to be done all things necessary to keep and protect the Property and all portions thereof unencumbered from any Liens, easements or agreements granting rights in or restricting the use or development of the Property, except for (a) Permitted Encumbrances, (b) Liens permitted pursuant to the Loan Documents, and (c) Liens for Taxes prior to the imposition of any interest, charges or expenses for the non-payment thereof.

        5.1.24 Operation of Property. (a)  Borrower shall cause the Property to be operated, in all material respects, in accordance with the Management Agreement (or replacement management agreement), as applicable. In the event that the Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of the Management Agreement in accordance with the terms and provisions of this Agreement), Borrower shall promptly enter into a replacement management agreement pursuant to Section 5.2.1 hereof.

        (b)     Borrower shall: (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Management Agreement of which it is aware; and (iii) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by Manager under the Management Agreement, in a commercially reasonable manner.

        5.1.25 Ground Lease. Borrower shall (a) observe and perform the material obligations, covenants and agreements imposed on Borrower pursuant to the Ground Lease and do all things necessary to preserve and keep unimpaired its material rights thereunder, (b) promptly notify Lender of any material default thereunder of which it is aware and (c) enforce the performance and observance of all of the material covenants and agreements required to be performed or observed by the ground lessor under the Ground Lease. Borrower shall not cancel, terminate, surrender or amend the Ground Lease without the prior written consent of Lender, which consent shall not be unreasonably withheld; provided, however, Borrower shall be permitted to amend the Ground Lease without the consent of Lender in order to (i) modify the annual rent payable by Borrower to the Ground Lessor to either (A) with respect to calendar year 2007 an amount (whether fixed or calculated pursuant to a formula) not to exceed $1,800,000.00 and for each calendar year after 2007 an amount (whether fixed or calculated pursuant to a formula) not to exceed three percent (3%) more than the rent payable by Borrower during the previous calendar year or (B) with respect to calendar year 2007 through and including calendar year 2011 and each five year calendar period thereafter an amount not to exceed the lesser of (x) an amount calculated pursuant to a formula established by Borrower in its sole discretion or an amount agreed upon by Borrower and Ground Lessor and (y) the rent payable by Borrower during the previous five year calendar period as increased by the “adjusted cost of living factor” set forth in Section 3(c)(ii) of the Ground Lease, (ii) permit Borrower or TRG or its Affiliates to make a payment to the Ground Lessor in an amount determined by Borrower in its sole discretion, provided that such payment is made in full by Borrower or TRG upon the execution of any amendment to the Ground Lease and evidence of the payment thereof is delivered to Lender, and (iii) permit Borrower or TRG or its Affiliate to have a right of first offer, a right of first refusal or a similar right to purchase the fee interest in the real property leased to Borrower pursuant to the Ground Lease. Within ten (10) Business Days after the written request of Borrower and delivery by Borrower to Lender of an amendment to the Ground Lease which in Lender’s reasonable discretion satisfies the conditions set forth in this Section 5.1.25, Lender shall unconditionally acknowledge in writing to the Ground Lessor that Lender’s consent is not required in connection with the amendment to the Ground Lease delivered to Lender.

        5.1.26 Conversion. On or prior to five (5) Business Days after the Closing Date, Borrower shall take all actions necessary to convert Borrower from a general partnership organized under the laws of the State of California to a limited partnership organized under the laws of the State of Delaware (the “Conversion”). Borrower shall deliver to Lender within ten (10) Business Days after the Conversion all documents necessary pursuant to Legal Requirements to complete the Conversion, including, but not limited to, (a) a Plan of Conversion, (b) a Limited Partnership Agreement, (c) a Certificate of Limited Partnership to be filed with the appropriate Governmental Authority in the State of Delaware, (d) a Certificate of Conversion to be filed with the appropriate Governmental Authority in the State of Delaware and (e) a Certificate of Conversion and a Statement of Authority to do Business to be filed with the appropriate Governmental Authority in the State of California. In addition, Borrower shall deliver to Lender within ten (10) Business Days after the Conversion, resolutions authorizing the Conversion executed by the appropriate Person, updates of the legal opinions delivered to Lender on the Closing Date opining that Borrower is duly formed, validly exists and is in good standing under the laws of the State of Delaware and the Insolvency Opinion. All documents required to be delivered to Lender pursuant to this Section 5.1.26 shall be reasonably satisfactory to Lender. Notwithstanding anything to the contrary contained herein, in the event that Borrower does not comply with the requirements set forth in this Section 5.1.26 such failure shall not constitute an Event of Default hereunder, but shall instead cause the SPE Indemnity to become effective.

        Section 5.2 Negative Covenants. From the date hereof until payment and performance in full of all obligations of Borrower under the Loan Documents Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

        5.2.1 Operation of Property. Borrower shall not (a) without the prior consent of Lender amend or modify any of the terms of the Management Agreement if such amendment or modification would (i) cause the Management Agreement to contain such terms or provisions which are not commercially reasonable, or (ii) cause any Default under any of the Loan Documents, (b) terminate the existing Management Agreement or otherwise replace the Manager, unless (i) the Person chosen by Borrower as the replacement Manager is a Qualifying Manager, (ii) Borrower delivers to Lender an acceptable non-consolidation opinion covering such replacement Manager if such Person (A) is not covered by the Insolvency Opinion or an Additional Insolvency Opinion, and (B) is an Affiliate of Borrower, (iii) the terms and provisions of such replacement management agreement have been approved by Lender (which approval shall not be unreasonably withheld or delayed and provided, however, Lender’s approval shall not be required for a new management agreement between the Manager and Borrower so long as such agreement is on commercially reasonable terms), and (iv) such new manager, if any, enters into an Assignment of Management Agreement substantially in the form of the Assignment of Management Agreement delivered by Manager to Lender on the date thereof. Notwithstanding that Lender’s consent may not be required to an amendment or modification or replacement of the Management Agreement as set forth above, Borrower shall (x) deliver to Lender any amendment or modification of any of the material terms of the Management Agreement and (y) if such amendment or modification affects the amount of the Management Fee, certify that the Management Fee payable under the Management Agreement as modified is (1) if such amendment or modification occurs during the period that TRG or an Affiliate thereof is the manager of the Property, not greater than the management fee amount which is consistent with TRG’s or its Affiliates’ standard property management fees and practices, and (2) if such amendment or modification occurs during any period in which TRG or an Affiliate thereof is not the manager of the Property, not greater than a management fee which is commercially reasonable for the Property.

        5.2.2 Liens. Borrower shall not, without the prior written consent of Lender, create, incur, assume or suffer to exist any Lien on any portion of the Property or permit any such action to be taken, except:

(i) Permitted Encumbrances;

(ii) Liens created by or permitted pursuant to the Loan Documents; and

(iii) Liens for Taxes prior to the imposition of any interest, charges or expenses for the non-payment thereof.

        5.2.3 Dissolution. Borrower shall not (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership and operation of the Property, (c) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the properties or assets of Borrower except to the extent permitted by the Loan Documents, (d) modify, amend or terminate any of the provisions of the agreement of partnership of Borrower that require the consent of Lender without such consent, except as permitted herein or therein, or waive or terminate its qualification and good standing in any jurisdiction, (e) cause or permit any SPE Entity to (i) dissolve, wind up or liquidate or take any action or omit to take an action, as a result of which such SPE Entity would be dissolved, wound up or liquidated in whole or in part or (f) or cause or permit any other SPE Entity to modify, amend or terminate any of the provisions of its organizational documents that require the consent of Lender without such consent.

        5.2.4 Change In Business. Borrower shall not enter into any line of business other than the ownership and operation of the Property or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.

        5.2.5 Intentionally Omitted.

        5.2.6 Affiliate Transactions. Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower except in the ordinary course of business and on commercially reasonable terms. Notwithstanding anything to the contrary contained in this Agreement, nothing shall restrict Borrower from paying to its direct or indirect owners any amounts due to such Persons pursuant to Borrower’s organizational documents to the extent that funds are available to Borrower to make such payments and Borrower shall only make such payment after all amounts then due to Lender hereunder are paid.

        5.2.7 Zoning. Borrower shall not, without the prior written consent of Lender, initiate or consent to (a) any zoning reclassification of any portion of the Property, (b) seek any variance under any existing zoning ordinance that could result in the use of the Property becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, or (c) permit any portion of the Property to be used in any manner that could result in the use of the Property becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation.

        5.2.8 Assets. Borrower shall not purchase or own any property other than the Property and property consistent with its purposes.

        5.2.9 Debt. Borrower shall not create, incur or assume any Indebtedness other than (a) the Debt, (b) additional Indebtedness expressly permitted hereby, (c) unsecured Indebtedness in an amount not to exceed $5,000,000 in the aggregate (excluding amounts payable to tenants for tenant improvements, tenant allowances or similar payments and brokers or the Manager for leasing commissions payable in each case pursuant to Leases executed in accordance with the terms hereof), incurred in the ordinary course of business relating to the ownership and operation of the Property (including trade payables) and the routine administration of Borrower, which are not more than sixty (60) days past the date due (unless Borrower is in good faith contesting same) and (d) Indebtedness incurred in the ordinary course of business in connection with the financing of fixtures, equipment or personal property at the Property, which financing may be secured by, and only by, a pledge of such fixtures, equipment or personal property and Lender agrees such pledge shall be prior to the Lien of the Mortgage, provided, however, in no event shall amounts incurred by Borrower pursuant to this clause (d) exceed $5,000,000, and if such Indebtedness is evidenced by a note, such Indebtedness is paid on the date payment is due under such note. For purposes of this Section 5.2.9, the term “Indebtedness” shall not include Taxes.

        5.2.10 Intentionally Omitted.

        5.2.11 Principal Place of Business and Organization. Borrower shall not change its principal place of business set forth on the first page of this Agreement without first giving Lender thirty (30) days prior written notice. Except as permitted pursuant to Section 5.1.26 hereof, Borrower shall not change the place of its organization as set forth in Section 4.1.28 without the consent of Lender, which consent shall not be unreasonably withheld.

        5.2.12 ERISA. (a)  Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken pursuant to this Agreement to be a non-exempt prohibited transaction under ERISA.

        (b)     Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as reasonably requested by the Lender, that Borrower does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title IV of ERISA, and that either: (A)(i) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, and none of the assets constitute “plan assets” of one or more such plans, and (ii) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; or (B) to the extent that Borrower is an “employee benefit plan” as defined by Section 3(3) of ERISA, subject to Title I of ERISA or the assets of Borrower constitute or will constitute “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101, the requirements of PTE 90-1 are continuously met.

        5.2.13 Transfers. (a)  Except as otherwise permitted by the provisions of this Section 5.2.13 or except to the extent permitted elsewhere in the Loan Documents, Borrower will not (i) permit or suffer (by operation of law or otherwise) any sale, assignment, conveyance, transfer and/or other disposition of legal or equitable interest in all or any part of the Property, (ii) permit or suffer (by operation of law or otherwise) any sale, assignment, conveyance, transfer or other disposition of any direct or indirect ownership interests in Borrower, (iii) permit or suffer (by operation of law or otherwise) any mortgage, lien and/or other encumbrance of all or any part of the Property, (iv) permit or suffer (by operation of law or otherwise) any pledge, hypothecation, creation of a security interest in and/or other encumbrance of any direct or indirect ownership interest in Borrower, or (v) file a declaration of condominium with respect to the Property.

        (b)     A sale or conveyance by Borrower of the Property (not including a mortgage, lien, and/or other encumbrance) is permitted, provided that each of the following conditions have been satisfied:

                (i)     (A) prior to a Securitization, Borrower has obtained the prior consent of Lender, which consent shall not be unreasonably withheld with respect to a sale or conveyance by Borrower of the Property to (I) a Sponsor Affiliate or (II) a Permitted Owner and (B) after a Securitization, the Rating Agencies shall have confirmed that such sale or conveyance shall not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Securities; provided, however, this clause (i)(B) shall not apply to any sale or conveyance by Borrower of the Property to a Sponsor Affiliate provided that the remaining conditions in this Section 5.2.13 are satisfied.

                (ii)     after giving effect to the proposed transaction, the Property shall be owned and controlled as defined in (c)(i) below by either (A) a Permitted Owner (which by its terms includes clause (f) of such definition) or (B) a Sponsor Affiliate;

                (iii)     no Event of Default shall have occurred and be continuing;

                (iv)     after giving effect to the proposed sale or conveyance, the Property is owned by a Person which is a Special Purpose Entity;

                (v)     Lender shall have received (A) a new corporate and enforceability opinion with regard to any assumption documents and (B) a replacement or modified Insolvency Opinion or an Additional Insolvency Opinion which may be relied upon by Lender, the Rating Agencies and their respective counsel, successors and/or assigns, with respect to the sale or conveyance, which opinion shall be, prior to a Securitization, reasonably acceptable to Lender and, after a Securitization, acceptable to the Rating Agencies as evidenced in writing that there will not be a downgrade, withdrawal or qualification of the then-current ratings assigned or to be assigned to the related Securities.

                (vi)     the Person succeeding to the interests of Borrower in and to the Property and the Person succeeding to the obligations of TRG under the Indemnity Agreement and the Environmental Indemnity shall execute an agreement reasonably satisfactory to Lender reflecting an assumption of all of the obligations of Borrower or TRG, as applicable, arising after such transfer under the Loan Documents, subject, however, to the provisions of Section 9.4 hereof and the Borrower and TRG, as applicable, shall be released from their obligations under the Loan Documents (including, the Indemnity Agreement and the Environmental Indemnity) arising after such transfer; and

                (vii)     Borrower shall give written notice to Lender of the proposed sale or conveyance not later than thirty (30) days prior thereto, which notice shall set forth (A) the name of the proposed transferee, the identity of the owners of the direct and/or indirect interests of the proposed transferee to the extent necessary for Lender to confirm that the transferee is either a Sponsor Affiliate or a Permitted Owner and (B) the date the sale or conveyance is expected to be effective.

        (c)     A sale, assignment, conveyance, transfer and/or other disposition (but not a pledge, hypothecation, creation of a security interest in, and/or other encumbrance) of direct and/or indirect ownership interests in Borrower shall be permitted if the following conditions are satisfied:

                (i)     after giving effect to such transfer Borrower shall be controlled, and at least 50% owned directly or indirectly, by (A) TRG, (B) a Sponsor Affiliate and/or (C) a Permitted Owner (as used in this Section 5.2.13, “control” shall mean the responsibility, either alone or with another, to make or veto all material decisions with respect to the operation, management, financing and disposition of the Property, which will not be negated by the fact that the responsibility for day-to-day operating, management and leasing functions may be handled by a property manager pursuant to an agreement in writing); and

                (ii)     prior to any transfer of the direct and/or indirect ownership interests in Borrower as a result of which (and after giving effect to such transfer) more than 49% of the direct and/or indirect ownership interests in Borrower have been transferred to a Person not owning at least 49% of the direct or indirect ownership interests in Borrower on the Closing Date, Borrower shall have caused counsel to render an Additional Insolvency Opinion which may be relied upon by Lender, the Rating Agencies and their respective counsel, successors and assigns with respect to the proposed transactions, which opinion shall be prior to a Securitization, reasonably acceptable to Lender and, after a Securitization, acceptable to the Rating Agencies;

                (iii)     immediately prior to such transfer or sale no Event of Default has occurred and is continuing;

                (iv)     after giving effect to the proposed sale or conveyance, the Property continues to be owned by a Person that is a Special Purpose Entity; and

                (v)     Borrower shall give or cause to be given written notice to Lender of the proposed transfer or sale not later than thirty (30) days prior thereto, which notice shall set forth (A) the name of the proposed transferee or the person to which the interests in Borrower are to be transferred or sold, including the relationship required by clause (i) above of this subsection (c) and (B) set forth the date the transfer or sale is expected to be effective.

The foregoing transfer restrictions will in no event restrict sales, conveyances, transfers, pledges, or grants of security interests (but not pledges of or grants of security interests in direct interests in Borrower) of direct and/or indirect ownership interests (w) in TRG, (x) in any Person described in clause (a) through (f) of the definition of Permitted Owner or (y) in any other Person which owns direct and/or indirect interests in Borrower so long as following a transfer referred to in this clause (y) at least 50% of the direct and/or indirect ownership interests in Borrower are owned by TRG, a Sponsor Affiliate or a Permitted Owner and Borrower shall be controlled by TRG, a Sponsor Affiliate or a Permitted Owner and provided, prior to any transfer of the direct and/or indirect ownership interests described in this paragraph or which have occurred pursuant to the other provisions of this Section 5.2.13, which together result in more than 49% of the direct and/or indirect ownership interests in Borrower having been transferred to any Person not owning such interest on the date of Closing, Borrower shall deliver to Lender an Additional Insolvency Opinion which may be relied upon by Lender, the Rating Agencies rating the Securities and their respective successors and assigns, with respect to the proposed transfer, which opinion shall be, prior to a Securitization, reasonably acceptable to Lender and, after a Securitization, acceptable to the Rating Agencies.

        (d)     With respect to any sale, assignment, conveyance, transfer and/or other disposition of legal or equitable interests in all or any part of the Property or in all or any direct and/or indirect ownership interest in Borrower which requires Lender prior written consent hereunder, Borrower shall reimburse Lender on demand for all reasonable expenses incurred by Lender in connection with sale, assignment, conveyance, transfer and/or other disposition (provided that such expenses shall not include any Lender or Servicer fees).

        (e)     Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Loan immediately due and payable upon any violation of this Section 5.2.13.

        (f)     Notwithstanding anything to the contrary contained herein, Borrower shall be permitted to make immaterial lot line adjustments and record deeds and/or mortgage lien releases in connection therewith and Lender shall consent to any such deeds and/or releases provided that Borrower shall provide Lender written notice thereof and if reasonably requested by Lender shall execute any amendments required to the Loan Documents and Title Insurance Policy to reflect such lot line adjustment.

        VI.     INSURANCE; CASUALTY; CONDEMNATION; RESTORATION

        Section 6.1 Insurance. (a) Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Property providing at least the following coverages:

                (i)     comprehensive all risk insurance on the Improvements and the Personal Property, including contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions; (C) providing for no deductible in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000) (the “Required Deductible”) for all such insurance coverage or such higher deductible if Borrower provides Lender a Letter of Credit in an amount equal to the difference between the actual deductible and the Required Deductible, which Letter of Credit may be drawn upon by Lender upon the occurrence of a Casualty to pay such amounts that would have been paid by the issuer of the Policies if the Required Deductible had been maintained; and (D) containing an “Ordinance or Law Coverage” or “Enforcement” endorsement if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses. In addition, Borrower shall obtain: (x) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the lesser of (1) the outstanding principal balance of the Note or (2) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended or such greater amount as Lender shall require; and (y) earthquake insurance in amounts and in form and substance satisfactory to Lender provided that the insurance pursuant to clauses (x) and (y) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i) and further provided that such earthquake insurance may have a deductible in an amount up to $12,000,000;

                (ii)     commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to contain minimum limits of occurrence of One Million and No/100 Dollars ($1,000,000) and Two Million and No/100 Dollars ($2,000,000) in the aggregate for any policy year; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all legal contracts; and (5) contractual liability covering the indemnities contained in Article 9 of the Mortgage to the extent the same is available;

                (iii)     business income insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) on an actual loss sustained basis notwithstanding that the policy may expire prior to the completion of the Restoration. The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross income from the Property for the succeeding eighteen (18) month period. Notwithstanding anything to the contrary in Section 2.6 hereof, but subject to Section 6.4 hereof, all proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied at Lender’s sole discretion to (I) the obligations secured by the Loan Documents as and when such obligations become due and payable hereunder and under the Note or (II) operating expenses of the Property approved by Lender in its sole discretion, and any remaining proceeds shall thereafter be paid to Borrower; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

                (iv)     at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

                (v)     workers’ compensation, subject to the statutory limits of the State, and employer’s liability insurance with a limit of at least One Million and No/100 Dollars ($1,000,000) per accident and per disease per employee, and One Million and No/100 Dollars ($1,000,000) for disease aggregate in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable);

                (vi)     comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

                (vii)     umbrella liability insurance in an amount not less than Fifty Million and No/100 Dollars ($50,000,000) per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above;

                (viii)     motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, of One Million and No/100 Dollars ($1,000,000);

                (ix)     if the Property is or becomes a legal “non-conforming” use, ordinance or law coverage and insurance coverage to compensate for the cost of demolition or rebuilding of the undamaged portion of the Property along with any reduced value and the increased cost of construction in amounts as requested by Lender;

                (x)     the commercial property and business income insurance required under Sections 6.1(a)(i) and (iii) above shall cover perils of terrorism and acts of terrorism and Borrower shall maintain commercial property and business income insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Sections 6.1(a)(i) and (iii) above at all times during the term of the Loan; provided, however (A) Borrower may maintain such coverage through a blanket policy for terrorism insurance with a Required Deductible not in excess of $500,000.00 (the “Required Terrorism Deductible”) or such higher deductible if Borrower provides Lender a Letter of Credit in an amount equal to the difference between the actual deductible and the Required Terrorism Deductible, which Letter of Credit may be drawn upon by Lender upon the occurrence of a Casualty to pay such amount that would have been paid by the issuer of the Policies if the Required Terrorism Deductible had been maintained or (B) Borrower may maintain such coverage through a separate policy in an amount equal to the lesser of (i) the Full Replacement Cost and (2) $100,000,000.00; provided that Borrower shall not be required to spend more than an amount equal to $202,500.00; and

                (xi)     upon sixty (60) days written notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.

        (b)     All insurance provided for in Section 6.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or, in the singular, the “Policy”), and shall be subject to the confirmation by Lender that the insurance companies, amounts, deductibles, loss payees and insureds satisfy the requirements expressly set forth herein. The Policies shall be issued by a financially sound and responsible insurance company or a syndicate of companies through which at least seventy-five percent (75%) of the coverage (if there are (4) or fewer members of the syndicate) or at least sixty percent (60%) of the coverage (if there are five (5) or more members of the syndicate) are authorized to do business in the State and having a claims paying ability rating of “AA” or better by S&P (other than the coverage required pursuant to Section 6.1(a)(i)(y) and Section 6.1(a)(x) which shall have a claims paying ability rating of “A” or better by S&P and an equivalent rating by Fitch and Moody’s) and an equivalent rating by Fitch and Moody’s (provided that all other members of such syndicate shall have a claims paying ability rating of at least investment grade by such Rating Agencies) and an A.M. Best rating of “A-X” or better; provided, however, the Policies may be maintained by Factory Mutual Insurance Companies and CNA Insurance Company on the condition that Lender receives so-called “cut-through” endorsements in form and substance acceptable to Lender, which endorsements (i) provide for coverage in the full amount required pursuant to this Section 6.1, and (ii) are provided by insurance companies authorized and admitted to do business in the State and having a claims paying ability rating of “AA” or better by S&P and an equivalent rating by Fitch and Moody’s. The Policies described in Section 6.1 (other than those strictly limited to liability protection) shall designate Lender as loss payee. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender.

        (c)     Any blanket insurance Policy shall specifically allocate to the Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 6.1(a).

        (d)     All Policies of insurance provided for or contemplated by Section 6.1(a), except for the Policy referenced in Section 6.1(a)(v), shall name Borrower as the insured and Lender as the additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood and earthquake insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

        (e)     All Policies of insurance provided for in Section 6.1 shall contain clauses or endorsements to the effect that:

                (i)     no act or negligence of Borrower, or anyone acting for Borrower, or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

                (ii)     the Policy shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days written notice to Lender and any other party named therein as an additional insured;

                (iii)     the issuers thereof shall give written notice to Lender if the Policy has not been renewed fifteen (15) days prior to its expiration; and

                (iv)     Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

        (f)     If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, upon prior notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Mortgage and shall bear interest at the Default Rate.

        Section 6.2 Casualty. If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall promptly commence and diligently prosecute the completion of the repair and restoration of the Property substantially to the condition the Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender (a “Restoration”) and otherwise in accordance with Section 6.4. Borrower shall give prompt notice of any such damage in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000) to Lender. Borrower shall pay all costs of such Restoration which are not covered by insurance. Upon prior written notice to Borrower, Lender may, but shall not be obligated to, make proof of loss if not made promptly by Borrower.

        Section 6.3 Condemnation. Borrower shall promptly give Lender notice of the actual or threatened (upon receipt by Borrower of written notice of such threat) commencement of any proceeding for the Condemnation of the Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt pursuant to the terms and conditions of this Agreement. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 6.4. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

        Section 6.4 Restoration. The following provisions shall apply in connection with the Restoration of the Property:

        (a) If the Net Proceeds shall be less than Ten Million and No/100 Dollars ($10,000,000) and the costs of completing the Restoration shall be less than Ten Million and No/100 Dollars ($10,000,000), the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 6.4(b)(i) (other than in subclauses (E), (F), (J) and (K) thereof) are met (or will, by completion of the Restoration, be satisfied) and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

        (b) If the Net Proceeds are equal to or greater than Ten Million and No/100 Dollars ($10,000,000) or the costs of completing the Restoration is equal to or greater than Ten Million and No/100 Dollars ($10,000,000) Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4. The term “Net Proceeds” for purposes of this Section 6.4 shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1(a)(i), (iv), (vi), (ix), (x) and (xi) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

                (i) The Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions are met:

(A) no Event of Default shall have occurred and be continuing;

(B) (1) in the event the Net Proceeds are Insurance Proceeds, less than twenty-five percent (25%) of the total floor area of the Improvements on the Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the Property is taken and not more than 10% of the total floor area of the Improvements is taken or rendered unusable as a result of such Condemnation;

(C) Leases, pursuant to which the total minimum rent is equal to or greater than the Gross Rent Percentage of the total minimum rents from operations of the Property under fully executed Leases in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be. The term “Gross Rent Percentage” shall mean (1) in the event that the Net Proceeds are Insurance Proceeds, a percentage amount equal to seventy-five percent (75%) and (2) in the event the Net Proceeds are Condemnation Proceeds, a percentage amount equal to seventy-five percent (75%);

(D) Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than ninety (90) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;

(E) Lender shall be reasonably satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(iii), if applicable, or (3) by other funds of Borrower;

(F) Lender shall be reasonably satisfied that the Restoration will be completed on or before the earliest to occur of (1) the earliest date required for such completion under the terms of any Leases, (2) such time as may be required under applicable zoning law, ordinance, rule or regulation in order to repair and restore the Property to the condition it was in immediately prior to such Casualty or Condemnation or to as nearly as possible the condition it was in immediately prior to such Casualty or Condemnation, as applicable, (3) the expiration of the insurance coverage referred to in Section 6.1(a)(iii) or (4) the date which is not later than six (6) months prior to the Maturity Date;

(G) the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable zoning laws, ordinances, rules and regulations;

(H) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable governmental laws, rules and regulations (including, without limitation, all applicable environmental laws);

(I) such Casualty or Condemnation, as applicable, does not result in the loss of access to the Property or the related Improvements;

(J) Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be acceptable to Lender in Lender’s reasonable discretion; and

(K) the Net Proceeds together with (1) any cash or cash equivalent deposited by Borrower with Lender, or (2) any Letter of Credit are sufficient in Lender’s reasonable discretion to cover the cost of the Restoration.

                (ii) The Net Proceeds shall be held by Lender in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and other obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

                (iii) All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender, which acceptance shall not be unreasonably withheld or delayed, and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to prior review and acceptance by Lender, which acceptance shall not be unreasonably withheld or delayed, and the Casualty Consultant. All reasonable costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.

                (iv) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

                (v) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

                (vi) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and other obligations under the Loan Documents.

                (vii) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be (a) if the Net Proceeds are Insurance Proceeds, remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under the Note, this Agreement or any of the other Loan Documents or (b) if the Net Proceeds are Condemnation Proceeds, be applied by Lender, subject to Section 6.4(c), toward the payment of the Debt (without any Prepayment Premium) whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper.

        (c) All Net Proceeds (i) not required to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 6.4(b)(vii) may be retained and applied by Lender toward the payment of the Debt (without any Prepayment Premium) whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper (including, in the event of a severance of the Note and other Loan Documents into separate notes, mortgages and other security documents as provided in this Agreement or in any of the other Loan Documents).

        (d) In the event of foreclosure of the Mortgage with respect to the Property, or other transfer of title to the Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

        (e) Notwithstanding anything contained herein to the contrary, (i) the provisions of the Ground Lease and Major Leases with respect to insurance proceeds for the Restoration shall control in the event of any conflict between the provisions of the Ground Lease, Major Leases and the provisions of this Agreement or any of the other Loan Documents and (ii) Lender hereby agrees to apply the proceeds of insurance to the Restoration to the extent required by, and in accordance with, the Ground Lease and the Major Leases.

        VII. ESCROW AND RESERVE FUNDS

        Section 7.1 Intentionally Omitted.

        Section 7.2 Tax and Insurance Escrow Fund. During a Lockbox Event Period, Borrower shall pay to Lender on each Payment Date (a) a constant monthly amount that Lender estimates, based on the most recent tax bill, will be required in order to accumulate with Lender sufficient funds to pay all such Taxes at least thirty (30) days prior to the imposition of any interest, charges or expenses for the non-payment thereof, and (b) a constant monthly amount that Lender estimates, based on the most recent bill, will be required in order to accumulate with Lender sufficient funds to pay all Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (a) and (b) above hereinafter called the “Tax and Insurance Escrow Fund”) and the account in which such funds are held shall hereinafter be referred to as Borrower’s “Tax and Insurance Account.” The Tax and Insurance Escrow Fund and the payments of Monthly Debt Service Payment Amount, payable pursuant to this Agreement and the Note, shall be added together and shall be paid as an aggregate sum by Borrower to Lender on each Payment Date. Lender will apply the Tax and Insurance Escrow Fund to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 5.1.2 hereof and under the Mortgage, subject to Borrower’s right to contest Taxes in accordance with Section 5.1.2. In making any payment relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof, subject to Borrower’s right to contest in accordance with Section 5.1.2. If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Section 5.1.2 hereof, Lender shall credit such excess against future payments to be made to the Tax and Insurance Escrow Fund. If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay Taxes and Insurance Premiums by the dates set forth in (a) and (b) above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender reasonably estimates is sufficient to make up the deficiency at least thirty (30) days prior to delinquency of the Taxes and/or thirty (30) days prior to expiration of the Policies, as the case may be. Notwithstanding the foregoing, so long as (A) Borrower provides to Lender evidence reasonably satisfactory to Lender that all Insurance Premiums otherwise due hereunder have been paid for Borrower’s insurance policies, which policies shall satisfy the conditions of Section 6.1 hereof, and (B) there shall be no Event of Default then continuing, then Borrower shall have no obligation to escrow Insurance Premiums as set forth in this Section 7.2 with respect to any such insurance covered by Borrower’s insurance policies.

        Section 7.3 Capital Improvement Reserve.

        7.3.1 Capital Improvement Reserve Fund. During a Lockbox Event Period, Borrower shall deposit with Lender on each Payment Date an amount equal to $10,688.00 (the “Capital Improvement Reserve Monthly Deposit”) to be used for improvements, replacements and/or repairs to be made to the Property including, without limitation, repairs to, and replacements of, the structural components, roofs, building systems and parking lots, in each case whether or not required to be capitalized under GAAP (collectively, the “Capital Improvements”). Amounts so deposited shall hereinafter be referred to as Borrower’s “Capital Improvement Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Capital Improvement Reserve Account.” At any time that the amount on deposit in the Capital Improvement Reserve Account equals or exceeds $256,512.00, Borrower shall not be required to make any further Capital Improvement Reserve Monthly Deposits. In the event that the amount on deposit in the Capital Improvement Reserve Account shall thereafter be reduced to less than $256,512.00, on each Payment Date thereafter, Borrower shall deposit with Lender the Capital Improvement Reserve Monthly Deposit until the total amount of Capital Improvement Reserve Funds on deposit with Lender shall equal at least $256,512.00.

        7.3.2 Disbursements from Capital Improvement Reserve Account. (a) Lender shall make disbursements from the Capital Improvement Reserve Account to pay Borrower only for the costs of the Capital Improvements.

        (b)     Lender shall make disbursements on a monthly basis within ten (10) days of request by Borrower from the Capital Improvement Reserve Fund for Capital Improvements completed after the date hereof upon delivery by Borrower of an Officer’s Certificate stating that such amounts are due or have been paid together with invoices or paid receipts for such amounts; it being agreed that Borrower shall have no obligation to deliver to Lender any additional evidence that such payment is due or have been paid. Lender may require an inspection of the Property at Borrower’s expense prior to making a monthly disbursement in excess of $50,000. In no event shall Lender be obligated to disburse funds from the Capital Improvement Reserve Fund if an Event of Default has occurred and is continuing.

        7.3.3 Balance in the Capital Improvement Reserve Account. If the amount in the Capital Improvement Reserve Fund shall exceed the amounts due for Capital Improvements, such excess amounts shall remain on balance in the Capital Improvement Reserve Account and shall not be deemed an offset, reduction or diminution of Borrower’s obligation regarding all future Capital Improvement Reserve Monthly Deposits. The insufficiency of any balance in the Capital Improvement Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

        Section 7.4 Leasing Reserve.

        7.4.1 Deposits to Leasing Reserve Fund. During a Lockbox Event Period, Borrower shall deposit with Lender on each subsequent Payment Date the sum of $82,746.00 (the “Leasing Reserve Monthly Deposit”), which amounts shall be deposited with and held by Lender for tenant improvement, tenant allowance or similar payments and leasing commission obligations owing during the Lockbox Event Period. Amounts so deposited shall hereinafter be referred to as the “Leasing Reserve Fund” and the account to which such amounts are held shall hereinafter be referred to as the “Leasing Reserve Account”. Lender shall make disbursements from the Leasing Reserve Fund for tenant improvement and leasing commission obligations owing during the Lockbox Event Period by Borrower. Lender shall make disbursements on a monthly basis within ten (10) days of request by Borrower upon delivery by Borrower of an Officers’ Certificate stating that such amounts are due or have been paid; it being agreed that Borrower shall have no obligation to deliver to Lender any additional evidence that such tenant improvement or leasing commission is due or has been paid. In no event shall Lender be obligated to disburse funds from the Leasing Reserve Account if an Event of Default has occurred and is continuing. Notwithstanding the above, at any time that the amount on deposit in the Leasing Reserve Account equals or exceeds $992,952.00, Borrower shall not be required to make any further Leasing Reserve Monthly Deposits. In the event that the amount on deposit in the Leasing Reserve Account shall thereafter be reduced to less than $992,952.00, on each Payment Date thereafter, Borrower shall deposit with Lender the Leasing Reserve Monthly Deposit until the total amount of Leasing Reserve Funds on deposit with Lender shall be at least equal to $992,952.00.

        Section 7.5 Intentionally Omitted.

        Section 7.6 Ground Rent Funds.

        7.6.1 Deposits of Ground Rent Funds. During a Lockbox Event Period, Borrower shall deposit with or on behalf of Lender, on each Payment Date, an amount equal to the Ground Rent that will be payable under the Ground Lease for the month in which such Payment Date occurs, which amounts shall be transferred into an account to hold such funds (the “Ground Rent Account”). Such deposit may be increased from time to time by Lender in such amount as Lender shall deem to be necessary in its reasonable discretion to reflect any increases in the Ground Rent. Amounts deposited from time to time into the Ground Rent Account pursuant to this Section 7.6.1 are referred to herein as the “Ground Rent Funds.”

        7.6.2 Release of Ground Rent Funds. Even if an Event of Default has occurred and is continuing, Lender shall apply the Ground Rent Funds to payments of Ground Rent. In making any payment relating to Ground Rent, Lender may do so according to any bill or statement given by or on behalf of the ground lessor without inquiry into the accuracy of such bill or statement or into the validity of any rent, additional rent or other charge thereof. If the amount of the Ground Rent Funds shall exceed the amounts due for Ground Rent, Lender shall, in its sole discretion, either (a) return any excess to Borrower or (b) credit such excess against future payments to be made to the Ground Rent Funds.

        Section 7.7 Pledge and Security Interest; Additional Provisions. (a) Borrower hereby pledges to Lender, and grants a security interest in, any and all monies now or hereafter deposited in the Reserve Funds as additional security for the payment of the Loan. Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in the Reserve Funds or permit any lien or encumbrance to be attached thereto, or any levy to be made thereon, or any UCC-1 Financing Statements (except those naming Lender as the secured party) to be filed with respect thereto. All cash amounts deposited into the Reserve Funds shall be held in Lender’s name in accordance with the terms and provisions of the Cash Management Agreement and shall not be commingled with other funds. All investment earnings on the Reserve Funds shall be (i) added to and become part of the applicable Reserve Fund, (ii) taxed as income of Borrower, (iii) for the benefit of Borrower, subject to Lender’s rights pursuant to this Agreement, and (iv) provided that no Default or Event of Default has occurred, remitted to Borrower in accordance with the terms of this Agreement. Lender shall not be responsible for any losses resulting from the investment of the cash deposits in the Reserve Funds or for obtaining any specific level or percentage of earnings on such investment. Upon the occurrence of an Event of Default, Lender may apply any amounts then present in the Reserve Funds to the payment of amounts due and payable under the Loan (including pursuant to an acceleration of the Loan) in any order in its sole discretion. Until expended or applied as above provided, the Reserve Funds shall constitute additional security for the Loan. Except as provided herein, any amounts on deposit in the Reserve Funds (other than the Tax and Insurance Fund) in excess of Borrower’s obligations or in excess of Borrower’s requested disbursement shall remain on deposit in the applicable Reserve Fund and shall not be deemed an offset, reduction or diminution of Borrower’s continued funding obligations with respect to such Reserve Fund. Any amount remaining in the Reserve Funds after the Debt has been paid in full shall be returned to Borrower. In addition, Borrower’s obligations to make payments to the Reserve Funds shall be qualified as provided in Section 2.6.2 hereof.

        (b)     Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established, except for the gross negligence or willful misconduct of Lender. Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; and provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

        Section 7.8 Letter of Credit.

        (a)     In addition to or in lieu of making the payments to the Capital Improvements Reserve Fund or the Leasing Reserve Fund, Borrower may deliver to Lender a Letter of Credit in accordance with the provisions of this Section 7.8. The aggregate amount of any Letter of Credit and cash on deposit with respect to the Capital Improvements Reserve Fund and the Leasing Reserve Fund shall at all times be at least equal to the aggregate amount which Borrower is required to have on deposit in the Capital Improvements Reserve Fund and the Leasing Reserve Fund pursuant to this Agreement; provided that if, at any time and from time to time, the aggregate amount of any Letter of Credit and cash on deposit in the Capital Improvements Reserve Fund and the Leasing Reserve Fund exceeds the amount required to be on deposit in the Capital Improvements Reserve Fund and the Leasing Reserve Fund under this Agreement (after giving effect to expenses for which Borrower would have been entitled to be reimbursed from funds in the Reserve Funds), upon written request of Borrower and provided that no Event of Default is then continuing, Lender will release cash on deposit in the Capital Improvements Reserve Fund and the Leasing Reserve Fund to Borrower or, at Borrower’s option, permit Borrower to reduce the Letter of Credit, in the amount of such excess.

        (b)     Borrower shall give Lender no less than ten (10) days revocable notice of Borrower’s election to deliver a Letter of Credit on account of the Capital Improvements Reserve Fund and the Leasing Reserve Fund and Borrower shall pay to Lender all of Lender’s reasonable out-of-pocket costs and expenses in connection therewith, if any. Borrower shall not be entitled to draw from any such Letter of Credit, but shall be entitled to reduce or replace such Letter of Credit pursuant to Section 7.8(a). Upon fifteen (15) days revocable notice to Lender, Borrower may replace a Letter of Credit with a cash deposit to the Capital Improvements Reserve Fund and the Leasing Reserve Fund. Prior to the return of a Letter of Credit, Borrower shall deposit an amount equal to the amount that would be on deposit in the Capital Improvements Reserve Fund and the Leasing Reserve Fund (excluding any interest that may have accrued) and not been disbursed in accordance with this Agreement if such Letter of Credit had not been delivered.

        (c)     Each Letter of Credit delivered under this Agreement shall be additional security for the payment of the Debt. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right, at its option, to draw on any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply each such Letter of Credit to payment of the Debt in such order, proportion or priority as Lender may determine.

        (d)     In addition to any other right Lender may have to draw upon a Letter of Credit pursuant to the terms and conditions of this Agreement, Lender shall have the additional rights to draw in full any Letter of Credit: (a) with respect to any evergreen Letter of Credit, if Lender has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (b) with respect to any Letter of Credit with a stated expiration date, if a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (c) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions of this Agreement or a substitute Letter of Credit is provided); or (d) if Lender has received notice that the bank issuing the Letter of Credit shall cease to be an Approved Bank; provided, however, that in the event Lender receives any notice referred to in clause (d) hereof and Lender, in its reasonable discretion, determines that the security intended to be provided to Lender by the related Letter of Credit is not thereby materially jeopardized, Borrower shall have ten (10) Business Days following receipt of notice from Lender in which to deliver to Lender a replacement Letter of Credit issued by an Approved Bank; provided, further, that in the event Lender draws on any Letter of Credit upon the happening of an event specified in (a), (b), (c) or (d) above (but specifically excluding any draw related to the occurrence of an Event of Default), Lender shall return to Borrower the funds so drawn in the event Borrower provides Lender with a replacement Letter of Credit issued by an Approved Bank within thirty (30) days following such draw. Notwithstanding anything to the contrary contained in the above, Lender is not obligated to draw any Letter of Credit upon the happening of an event specified in (a), (b), (c) or (d) above and shall not be liable for any losses sustained by Borrower due to the insolvency of the bank issuing the Letter of Credit if Lender has not drawn the Letter of Credit.

        VIII.     DEFAULTS

        Section 8.1 Event of Default. (a) Each of the following events shall constitute an event of default hereunder (an "Event of Default"):

                (i)     if (A) the Debt is not paid in full on the Maturity Date, (B) any regularly scheduled Monthly Debt Service Payment Amount due hereunder or under the Note or deposits to the Reserve Funds, if required hereunder, are not paid in full on or before the related Payment Date, (C) any mandatory prepayment of principal due under this Agreement is not paid when due, or (D) except as to any amount included in (A), (B) and/or (C) of this clause (i), any other portion of the Debt is not paid within five (5) days after Borrower’s receipt of written notice of non-payment from Lender;

                (ii)     subject to Section 2.6.2 hereof, if any of the Taxes are not paid prior to the imposition of any interest, charges or expenses for the non-payment thereof;

                (iii)     if the Policies are not kept in full force and effect, or if certified copies of the Policies are not delivered to Lender upon request;

                (iv)     if, except as permitted pursuant to Section 5.2.13 or except to the extent permitted elsewhere in the Loan Documents, Borrower (a) permits or suffers (by operation of law or otherwise) any sale, assignment, conveyance, transfer or other disposition of legal or equitable interest in all or substantially all of the Property, (b) permits or suffers (by operation of law or otherwise) any sale, assignment, conveyance, transfer or other disposition of any direct or indirect interest in Borrower, (c) permits or suffers (by operation of law or otherwise) any mortgage lien on all or substantially all of the Property, (d) permits or suffers (by operation of law or otherwise) any pledge, hypothecation, creation of a security interest in or other encumbrance of any direct or indirect interests in Borrower or (e) files a declaration of condominium with respect to the Property;

                (v)     if any, representation or warranty made by Borrower herein or by Borrower or Indemnitor in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made; provided, however, if such untrue representation or warranty is susceptible of being cured, Borrower shall have the right to cure or cause to be cured, such representation or warranty within thirty (30) days of receipt of notice from Lender; or in the case of any such representation or warranty that is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and Borrower shall have (A) commenced to cure or cause the cure of such representation or warranty to be commenced within such thirty (30) day period, (B) submitted to Lender an Officer’s Certificate setting forth an explanation of the inability to cure such Default within such thirty (30) day period and describing Borrower’s past and intended efforts to cure or cause the cure of, such Default and (C) thereafter diligently proceeds to cure the same, such thirty (30) day period shall be extended for up to an additional ninety (90) days;

                (vi)     if Borrower or Indemnitor shall make an assignment for the benefit of creditors;

                (vii)     if a receiver, liquidator or trustee shall be appointed for Borrower, Indemnitor or BLC #1 or if Borrower, Indemnitor or BLC #1 shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, Indemnitor or BLC #1, or if any proceeding for the dissolution or liquidation of Borrower, Indemnitor or BLC #1 shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, Indemnitor or BLC #1, as the case may be, upon the same not being discharged, stayed or dismissed within ninety (90) days;

                (viii)     if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

                (ix)     if Borrower breaches any covenant contained in Section 4.1.30 hereof in any material respect;

                (x)     with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

                (xi)     if any of the assumptions contained in the Insolvency Opinion, in any Additional Insolvency Opinion or in any other “non-consolidation” opinion delivered to Lender in connection with the Loan, or in any other “non-consolidation” opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;

                (xii)     if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xi) above, for thirty (30) days after notice from Lender; provided, however, that if such Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days;

                (xiii)     if there shall be default under any of the other Loan Documents beyond any applicable cure periods contained in such documents, whether as to Borrower, Indemnitor or the Property;

                (xiv)     if a default under the Ground Lease occurs and such default shall not have been remedied within the time limit in the Ground Lease for the remedying of such default; or

                (xv)     except as otherwise specifically provided herein or in any other Loan Document, if the Ground Lease is surrendered, cancelled or terminated, or the Ground Lease is materially modified, changed, supplemented, altered or amended.

        (b)     Upon the occurrence of an Event of Default (other than an Event of Default described in clause (vi), (vii) or (viii) above) and at any time thereafter Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clause (vi), (vii) or (viii) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

        Section 8.2 Remedies. (a) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) to the extent permitted by applicable law, Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

        (b)     With respect to Borrower and the Property, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to the Property for the satisfaction of any of the Debt, and Lender may seek satisfaction out of the Property or any part thereof, in its absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose the Mortgage in any manner and for any amounts secured by the Mortgage then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Mortgage to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Mortgage to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Mortgage as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Mortgage to secure payment of sums secured by the Mortgage and not previously recovered.

        (c)     Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender, provided the Severed Loan Documents do not materially decrease Borrower’s rights and do not materially increase Borrower’s obligations or liabilities hereunder. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Except as may be required in connection with a Securitization, (i) Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents, and (ii) the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

        Section 8.3 Remedies Cumulative; Waivers.

        The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

        IX.     SPECIAL PROVISIONS

        Section 9.1 Intentionally Omitted.

        Section 9.2 Intentionally Omitted.

        Section 9.3 Intentionally Omitted.

        Section 9.4 Exculpation. Notwithstanding anything contained in this Agreement, the Note, the Mortgage or the other Loan Documents to the contrary, but subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Mortgage or the other Loan Documents or in any other instruments, certificates, documents or agreements executed in connection with the Loan, by any action or proceeding wherein a money judgment shall be sought against Borrower and no recourse under or upon or with respect to any obligation, covenant, agreement, representation, warranty, promise or other matter whatsoever shall be had against Borrower, or the constituent partners of Borrower, or its successors and assigns (said constituent partner and its successors and assigns referred to, individually and collectively, as the “Borrower Partners”) and Lender expressly waives and releases on behalf of itself and its successors and assigns, all right to assert any liability whatsoever under or with respect to the Loan Documents or such other documents against, or to satisfy any claim or obligation arising thereunder against, Borrower, Borrower Partners or out of any assets of the Borrower Partners. Notwithstanding the foregoing, Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents or in the Property, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only with respect to Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment or other personal recourse against Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgage or the other Loan Documents. In addition, the provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under any of the Mortgage; (c) affect the validity or enforceability of the Indemnity Agreement or the Environmental Indemnity or impair any of the rights and remedies of Lender against any Person liable thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of the Assignment of Leases; or (f) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following:

                (i)     fraud or intentional misrepresentation by Borrower or Indemnitor in connection with the Loan;

                (ii)     the misapplication or conversion by Borrower of (A) any Insurance Proceeds paid by reason of any Casualty which are not applied in accordance with the terms of this Agreement and the other Loan Documents, (B) any Awards or other amounts received in connection with a Condemnation of all or a portion of the Property which are not applied in accordance with the terms of this Agreement and the other Loan Documents, or (C) any Rents following and during an Event of Default that were not applied by Borrower to the Monthly Debt Service Payment Amount, operating expenses and/or Reserve Funds; provided, however, if such Event of Default did not require Lender to provide written notice to Borrower, Borrower’s liability to Lender for such misapplication or conversion shall not accrue until Lender has given five (5) days written notice;

                (iii)     any security deposits, advance deposits or any other deposits collected with respect to the Property which are not delivered to Lender upon a foreclosure of the Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof;

                (iv)     Borrower’s failure to obtain Lender’s prior written consent to any subordinate mortgage financing encumbering the Property; and

                (v)     the breach of any of the representations and warranties contained in Section 4.1.38 hereof.

Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Debt secured by the Mortgage or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents and (B) the constituent partners of TRG and its and their successors and assigns shall not be liable in any event or in any respect for any obligation, liability or other matters whatsoever under any of the Loan Documents. Nothing herein shall affect the validity of any documents executed by TRG in its individual capacity and delivered to Lender in connection with the Loan.

        Section 9.5 Termination of Manager. If an Event of Default has occurred and Lender has accelerated the Loan, Borrower shall in any such case, at the request of Lender, terminate the Management Agreement and replace the Manager with a Qualifying Manager and shall deliver an acceptable non-consolidation opinion covering such replacement Manager if such Person (i) is not covered by the Insolvency Opinion or an Additional Insolvency Opinion, and (ii) is an Affiliate of Borrower.

        Section 9.6 Servicer. At the option of Lender, the Loan may be serviced by a servicer/trustee, including a master servicer and/or a special servicer (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer. Lender shall be responsible for any set-up fees or any other initial costs relating to or arising under the Servicing Agreement and for payment of the monthly servicing fee due to the Servicer under the Servicing Agreement. Notwithstanding anything to the contrary contained herein or in any other Loan Documents or the number of Lenders which may hold a portion of the Loan, (a) Borrower shall only be required to deal with one (1) Person with respect to any consents, approvals, notices (including notices of any Default), required from, or to, Lender pursuant to the Loan Documents and (b) no one (1) Lender shall exercise any of its rights and/or remedies pursuant to the Loan Documents independently from all other Lenders.

        X.     MISCELLANEOUS

        Section 10.1 Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

        Section 10.2 Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

        Section 10.3 Governing Law.

        (A)        THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIEN CREATED PURSUANT HERETO ON REAL PROPERTY AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE REAL PROPERTY IS LOCATED (CALIFORNIA), IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

        (B)        ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

CORPORATION SERVICE COMPANY
80 STATE STREET
ALBANY, NEW YORK 12207-2543

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN THE STATE OF NEW YORK, OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

        Section 10.4 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

        Section 10.5 Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

        Section 10.6 Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender: Column Financial, Inc,
1 Madison Avenue
New York, New York 10010
Legal and Compliance Department
Attention: Casey Mccutcheon
Facsimile No.: (212) 325-8282

with a copy to: Cadwalader, Wickersham & Taft LLP
100 Maiden Lane
New York, NY 10038
Attention: Fredric L. Altschuler, Esq
Facsimile No.: (212) 504-6666

If to Borrower: La Cienega Associates
c/o The Taubman Company
200 East Long Lake Road
Bloomfield Hills, Michigan 48304
Attention: Steven Eder
Facsimile No.: (248) 258-7275

With a copy to: Miro Weiner & Kramer
500 North Woodward Avenue, Suite 100
Bloomfield Hills, Michigan 48303-0908
Attention: Martin L. Katz, Esq
Facsimile No.: (248) 646-2681

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day.

        Section 10.7 Trial by Jury. BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.

        Section 10.8 Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

        Section 10.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

        Section 10.10 Preferences. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

        Section 10.11 Waiver of Notice. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

        Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

        Section 10.12 Intentionally Omitted.

        Section 10.13 Expenses; Indemnity. (a) Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all reasonable costs and expenses (including reasonable third-party attorneys’ fees and disbursements) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender pursuant to this Agreement); (ii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters as required herein or under the other Loan Documents; (iv) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (v) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Lender pursuant to this Agreement and the other Loan Documents; (vi) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (vii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise (A) by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender or (B) except as set forth in the Cooperation Agreement, in connection with a Securitization. Any cost and expenses due and payable to Lender may be paid from any amounts in the Lockbox Account.

        (b)     Borrower shall indemnify, defend and hold harmless Lender from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, in which Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.

        Section 10.14 Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

        Section 10.15 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

        Section 10.16 No Joint Venture or Partnership; No Third Party Beneficiaries. (a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

        (b)     This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

        Section 10.17 Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, or any of its Affiliates shall be subject to the prior written approval of Lender. Except in connection with a Securitization, all news releases, publicity or advertising by Lender or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents or to Borrower or TRG shall be subject to the prior approval of Borrower.

        Section 10.18 Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

        Section 10.19 Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

        Section 10.20 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

        Section 10.21 Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s reasonable attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

        Section 10.22 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents and unless specifically set forth in a writing contemporaneous herewith the terms, conditions and provisions of any and all such prior agreements do not survive execution of this Agreement.

        Section 10.23 Lender Representations. Lender represents and warrants that it is a “Qualified Person” as defined in Section 49(a)(1)(D)(iv) of the Code and that it will sell or transfer the Loan only to a person who also represents and warrants that it is a “Qualified Person” as defined in Section 49(a)(1)(D)(iv) of the Code and who further represents, warrants and agrees that it will not sell the Loan, participations in the Loan or securities representing an interest in the Loan other than in a public offering of such securities, even if such public offering is made simultaneously with a private placement, unless such person reasonably believes that the initial purchaser or purchasers are (i) actively and regularly engaged in the purchase of loans or interest therein or securities representing loans or interest therein, or (ii) a “Qualified Institutional Buyer” pursuant to Rule 144A or an entity that is an “Institutional Accredited Investor” with the meaning of Rule 501A(1), (2), (3) or (7) of Regulation D under the Securities Act, or an entity in which each of the equity owners is such an “Institutional Accredited Investor”.

        Section 10.24 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

LA CIENEGA ASSOCIATES, a California general partnership

By: The Taubman Realty Group Limited
      Partnership, a general partner

     By: /s/ Steve Eder
           ________________________________
           Name: Steve Eder
Title: Authorized Signatory

[Lender’s signature appears on following page]

LENDER: COLUMN FINANCIAL, INC., a Delaware corporation By: /s/ Susana Iannicelli _____________________________ Name: Susana Iannicelli Title: Vice President